Exhibit 2.1

CONFIDENTIAL

EXECUTION

ACQUISITION AGREEMENT FOR PLAN OF ARRANGEMENT

BY AND AMONG

TALEO CORPORATION,

TALEO ACQUISITION CORP.

AND

CYTIVA SOFTWARE INC.

Dated as of January 31, 2011

ARTICLE I DEFINITIONS		2

1.1	Definitions	2

ARTICLE II THE PLAN OF ARRANGEMENT		14

2.1	The Implementation Steps by the Company	14
2.2	Interim Order	14
2.3	Effective Time	15
2.4	Effect of the Plan of Arrangement	15
2.5	Withholding Taxes	16
2.6	Dissenting Shares	16
2.7	Tax Consequences	17
2.8	Taking of Necessary Action; Further Action	17
2.9	Adjustments	17

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		17

3.1	Organization of the Company	18
3.2	Company Capital Structure	18
3.3	Subsidiaries	20
3.4	Authority	21
3.5	No Conflict	22
3.6	Consents	23
3.7	No Discussions	23
3.8	Company Financial Statements	23
3.9	Internal Controls	24
3.10	Anti-Corruption and Anti-Bribery	25
3.11	No Undisclosed Liabilities	25
3.12	No Changes	26
3.13	Accounts Receivable	26
3.14	Tax Matters	26
3.15	Restrictions on Business Activities	30
3.16	Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Customer Information	30
3.17	Intellectual Property	32
3.18	Agreements, Contracts and Commitments	39
3.19	Interested Party Transactions	41
3.20	Governmental Authorization	41
3.21	Litigation	41
3.22	Minute Books	42
3.23	Environmental Matters	42
3.24	Anti-Takeover Provisions	42
3.25	Shareholder Rights Plan	43
3.26	Opinion of Financial Advisor	43
3.27	Brokers’ and Finders’ Fees	43
3.28	Employee Benefit Plans and Compensation	43
3.29	Insurance	48
3.30	Compliance with Laws	48
3.31	Export Control Laws	49
3.32	Warranties; Indemnities	49
3.33	Substantial Customers and Suppliers	49
3.34	Complete Copies of Materials	50
3.35	Reporting Issuer	50

3.36	Information in Information Circular	50
3.37	Insolvency	51
3.38	Bank Accounts and Powers of Attorney	51
3.39	Representations Complete	51

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB		51

4.1	Organization and Standing	51
4.2	Authority	52
4.3	No Conflict; Required Filings and Consents	52
4.4	Information Supplied	52
4.5	Cash Resources	53
4.6	Share Ownership	53

ARTICLE V CONDUCT PRIOR TO THE EFFECTIVE TIME		53

5.1	Conduct of Business of the Company	53
5.2	Procedures for Requesting Parent Consent	57
5.3	Payment to Depositary	58
5.4	No Solicitation	58

ARTICLE VI ADDITIONAL AGREEMENTS		61

6.1	Access to Information	61
6.2	Confidentiality	61
6.3	Public Disclosure	61
6.4	Reasonable Efforts	62
6.5	Notification of Certain Matters	62
6.6	Additional Documents and Further Assurances	63
6.7	Delivery of February Financial Statements	63
6.8	Government Filings	63
6.9	Preparation of the Information Circular; Meeting	64
6.10	Tax and Accounting Consequences	66
6.11	Consents	66
6.12	Proprietary Information and Inventions Assignment Agreement	67
6.13	Offer Letters	67
6.14	Resignation of Officers and Directors	67
6.15	Termination of Certain Company Employee Plans	67
6.16	ESPP Tax Withholding and Reporting	67
6.17	Indemnification and Insurance	68
6.18	Expenses	68
6.19	Closing Consideration	68
6.20	Release of Liens	68
6.21	Bridge Financing	68
6.22	Delisting	68
6.23	New and Renewal Contracts	69
6.24	Government Filings	69
6.25	Further Covenants	69

ARTICLE VII CONDITIONS TO THE ARRANGEMENT		70

7.1	Conditions to Obligations of Each Party to Effect the Plan of Arrangement	70
7.2	Conditions to the Obligations of Parent and Sub	70
7.3	Conditions to Obligations of the Company	74

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ARTICLE VIII [RESERVED]		75

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		75

9.1	Termination	75
9.2	Effect of Termination	76
9.3	Amendment	77
9.4	Extension; Waiver	77

ARTICLE X GENERAL PROVISIONS		77

10.1	No Survival of Representations and Warranties	77
10.2	Notices	77
10.3	Interpretation	79
10.4	Counterparts	79
10.5	Entire Agreement; Assignment	79
10.6	Severability	79
10.7	Other Remedies	79
10.8	No Third Party Beneficiaries	79
10.9	Governing Law; Exclusive Jurisdiction	79
10.10	Rules of Construction	80
10.11	Waiver of Jury Trial	80
10.12	No Survival, etc	80
10.13	Amendment or Supplement	80
10.14	Irreparable Harm	80
10.15	Time of Essence	81
10.16	No Liability	81
10.17	Cooperation	81

-iii-

INDEX OF SCHEDULES

Schedule A	Arrangement Resolution

Schedule B	Plan of Arrangement

-iv-

THIS ACQUISITION AGREEMENT FOR PLAN OF ARRANGEMENT (the “Agreement”) is made and entered into as of January 31, 2011 by and among Taleo Corporation, a Delaware corporation (“Parent”), Taleo Acquisition Corp., a British Columbia corporation and a wholly-owned subsidiary of Parent (“Sub”), and Cytiva Software Inc., a British Columbia corporation (the “Company”).

RECITALS

A. The boards of directors of each of Parent, Sub and the Company believe it is advisable and in the best interests of each company and its respective securityholders that Parent acquire the Company through the implementation of the Arrangement (defined below) whereby, among other things, Sub would acquire all of the issued and outstanding securities of the Company upon the terms and conditions set forth herein, and, in furtherance thereof, have approved this Agreement and the transactions contemplated hereby.

B. Pursuant to the Arrangement, among other things, and subject to the terms and conditions of this Agreement, the Company has agreed to submit to the holders of the Company Common Shares (as defined below) and the holders of the Company Preferred Shares (as defined below) (collectively, the “Arrangement Securityholders”) a statutory arrangement under section 288 of the Business Corporations Act (British Columbia), as amended (the “BCBCA”) pursuant to which, among other things, Sub will acquire each outstanding security of the Company (including, but not limited to, the Company Common Shares, the Company Preferred Shares, the Company Warrants and the Company Options (as such terms are defined below) (collectively, the “Acquired Securities”), for the consideration set forth and on the terms set out in the Plan of Arrangement (defined below).

C. Parent, Sub and the Company have entered into this Agreement to set out their agreements in respect to the proposed Arrangement.

D. The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

E. Promptly after the execution and delivery of this Agreement, the Company shall submit to the Support Shareholders (defined below) an irrevocable voting support agreement in substantially the form attached as Exhibit A to the Disclosure Letter (the “Voting Support Agreement”).

F. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement: (i) each of the Key Employees (defined below) shall have executed an employment agreement and/or offer letter, each in substantially the form attached as Exhibit B to the Disclosure Letter (each such employment agreement and/or offer letter, an “Offer Letter”), with Parent and the Company to be effective as of the Effective Time (defined below); (ii) Jason Moreau shall have entered into a non-competition and non-solicitation agreement in substantially the form attached as Exhibit C to the Disclosure Letter (a “Non-Competition and Non-Solicitation Agreement”); and (iii) the Company’s board of directors shall have unanimously (disregarding any abstentions required by applicable Law) approved this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“401(k) Fees” shall have the meaning ascribed thereto in Section 6.15 hereto.

“401(k) Plan” shall have the meaning ascribed thereto in Section 6.15 hereto.

“Acquired Securities” shall have the meaning ascribed thereto in the Recitals hereto.

“Acquisition Proposal” shall mean any offer, proposal, inquiry or indication of interest from any Person or “joint actor” (as defined in Canadian Securities Laws), other than Parent and its subsidiaries, contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Proposal Withdrawn Date” shall have the meaning ascribed thereto in Section 6.9(e) hereto.

“Acquisition Transaction” shall mean any transaction or series of transactions, other than the transactions contemplated by this Agreement, involving:

(i) any merger, arrangement, consolidation, amalgamation, share exchange, business combination, recapitalization, tender offer, exchange offer or other similar transaction involving any of the Company and/or any of its Subsidiaries, (ii) any transaction in which one or more Persons (acting jointly or in concert) directly or indirectly acquires beneficial ownership of securities representing more than 20% of the outstanding voting securities of any of the Company and/or any of its Subsidiaries, or (iii) any transaction in which any of the Company and/or any of its Subsidiaries issues securities representing more than 20% of the outstanding voting securities of any of the Company and/or any of its Subsidiaries;

(ii) any sale, lease, exchange, transfer, license, or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of any of the Company and/or any of its Subsidiaries; or

(iii) any liquidation or dissolution of any of the Company and/or any of its Subsidiaries.

“Action of Divestiture” shall have the meaning ascribed thereto in Section 6.4 hereto.

“Adverse Recommendation Notice Period” shall have the meaning ascribed thereto in Section 5.4(c) hereto.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall have the meaning ascribed thereto in the Preamble.

“Annual Software Fees” shall have the meaning ascribed thereto in Section 3.33(a) hereto.

“Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations.

“Arrangement” shall mean the proposed arrangement under Division 5 of Part 9 of the BCBCA as set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of this Agreement or the Plan of Arrangement or made at the direction of the BC Court in the Final Order.

“Arrangement Resolution” shall mean the resolution of Arrangement Securityholders to be approved at the Meeting in substantially the form attached hereto as Schedule A.

“Arrangement Securityholders” shall have the meaning ascribed thereto in the Recitals hereto.

“Audited Financials” shall have the meaning ascribed thereto in Section 3.8 hereto.

“BC Court” shall mean the court of British Columbia from which the Company shall seek approval of the Arrangement.

“BC Law” means the Laws of the Province of British Columbia.

“BCBCA” shall have the meaning ascribed thereto in the Recitals hereto.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which the banks are is closed for business in San Francisco, California, Toronto, Ontario or Vancouver, British Columbia.

“Canadian GAAP” means generally accepted accounting principles in Canada.

“Canadian Securities Laws” means the Securities Act (British Columbia), the Securities Act (Alberta) and any other applicable provincial securities laws, rules and regulations and published policies thereunder, as now in effect and as they may be promulgated or amended from time to time.

“Canadian Securities Regulators” shall mean the securities commissions or other regulatory body of each of the Provinces of British Columbia and Alberta.

“Certificate of Incorporation” shall have the meaning ascribed thereto in Section 3.1(a) hereto.

“CFRA” shall mean the California Family Rights Act of 1993, as amended.

“Change of Control Agreement” shall have the meaning ascribed thereto in shall have the meaning ascribed thereto in Section 3.28(i) hereto.

“Change of Control Benefits” shall have the meaning ascribed thereto in shall have the meaning ascribed thereto in Section 3.28(i) hereto.

“Change of Control Trigger” shall have the meaning ascribed thereto in shall have the meaning ascribed thereto in Section 3.28(i) hereto.

“Closing” shall have the meaning ascribed thereto in Section 2.3 hereto.

“Closing Date” shall have the meaning ascribed thereto in Section 2.3 hereto.

“Closing Financials” shall have the meaning ascribed thereto in Section 7.2(p) hereto.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning ascribed thereto in the Preamble hereto.

“Company Adverse Recommendation Change” shall have the meaning ascribed thereto in Section 5.4(c) hereto.

“Company Authorizations” shall have the meaning ascribed thereto in Section 3.20 hereto.

“Company Board Recommendation” shall have the meaning ascribed thereto in Section 6.9(b) hereto.

“Company Common Shares” shall mean the common shares in the capital stock of the Company.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement, whether written or unwritten, providing for compensation, severance, change in control pay, termination pay, deferred compensation, performance awards, equity-related awards, pension benefits, retirement benefits, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any of its Subsidiaries or any ERISA Affiliate has or may have any liability or obligation, including any International Employee Plan.

“Company Indebtedness” shall mean all liabilities or obligations of the Company and/or its Subsidiaries: (A) for borrowed money, whether secured or unsecured or for the extension of credit; (B) evidenced by letters of credit, capitalized lease obligations, notes, bonds, debentures, derivative or similar instruments; (C) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business); and (D) in the nature of a guarantee of any of the obligations described in clauses (A) through (C) above.

“Company Intellectual Property” shall mean any and all Technology and Intellectual Property Rights that are or have been owned or purported to be owned by the Company or any of its Subsidiaries at any time.

“Company Material Adverse Effect” shall mean any change, event or effect that is, or is reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), financial condition, operations or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination with any of the others, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has or will be, a Company Material Adverse Effect: (A) any occurrence or occurrences relating to the industry in which the Company and its Subsidiaries operate, other than that which affects the Company and its Subsidiaries, taken as a whole, disproportionately; (B) any occurrence or occurrences that proximately results from the public announcement of this Agreement; (C) general economic, market or political conditions (including acts of terrorism or war) that do not disproportionately affect the Company and its Subsidiaries, taken as a whole; (D) any changes relating to relative currency exchange rates of the currencies in Canada or the United States; (E) any decrease in the market price or any decline in the trading volume of the Company Shares on the TSX Venture Exchange (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred); or (F) any changes (after the date hereof) in Canadian GAAP or regulatory accounting requirements.

“Company Options” shall mean all issued and outstanding options to purchase or otherwise acquire Company Shares (whether or not vested) but excluding any rights under the ESPP.

“Company Preferred Shares” shall mean the Series I 7% Retractable Convertible Voting Preferred Shares of the Company.

“Company Privacy Policy” shall have the meaning ascribed thereto in Section 3.17(w) hereto.

“Company Public Documents” shall have the meaning ascribed thereto in Section 3.35 hereto.

“Company Registered Intellectual Property” shall have the meaning ascribed thereto in Section 3.17(a) hereto.

“Company Securityholder Approval” shall mean receipt of the Requisite Shareholder Vote in respect to the Arrangement Resolution at the Meeting, obtained in accordance with the Interim Order.

“Company Services” shall have the meaning ascribed thereto in Section 3.17(w) hereto.

“Company Shares” shall mean the Company Common Shares, the Company Preferred Shares and all other shares in the capital of the Company, if any, taken together.

“Company Sites” shall have the meaning ascribed thereto in Section 3.17(w) hereto.

“Company Standard Outbound Licenses” shall have the meaning ascribed thereto in Section 3.17(h) hereto.

“Company Warrants” shall mean all issued and outstanding warrants to purchase or otherwise acquire Company Shares (whether or not vested).

“Conditional Approval” shall have the meaning ascribed thereto in Section 7.2(w) hereto.

“Conflict” shall have the meaning ascribed thereto in Section 3.5 hereto.

“Consent” shall mean any approval, consent, order, ratification, permission, waiver or authorization (including any Company Authorizations).

“Consideration” shall mean CDN$11,027,350.

“Consideration Per Share” shall mean CDN$0.42 per share.

“Constating Documents” shall have the meaning ascribed thereto in Section 3.1(a) hereto.

“Consultant” shall mean any individual providing (or who has in the past provided) services to the Company or any of its Subsidiaries or any ERISA Affiliate who is not an employee or a Director.

“Consultant Proprietary Information Agreement” shall have the meaning ascribed thereto in Section 3.17(n) hereto.

“Contaminants” shall have the meaning ascribed thereto in Section 3.17(z) hereto.

“Continuing Employee” shall mean each employee of the Company and each Subsidiary who: (A) receives and accepts an offer of employment (which offer of employment is not for a transitional period ending within a specified or estimated time period after the Effective Time) from

Parent or any of its subsidiaries prior to the Effective Time, and (B) is an employee of Parent or any of its subsidiaries immediately following the Effective Time.

“Contract” or “Contracts” shall have the meaning ascribed thereto in Section 3.5 hereto.

“Court” shall mean any court or arbitration tribunal of the United States or Canada, any domestic state, or any foreign country, and any political subdivision or agency thereof.

“Customer Information” shall have the meaning ascribed thereto in Section 3.16(q) hereto.

“Depositary” shall mean Computershare Trust Company of Canada or any trust company, bank or financial institution agreed to in writing between Parent, Sub and the Company for the purpose of, among other things, effecting the exchange of the certificates and other documents evidencing the Acquired Securities for the Consideration.

“Director” shall mean an individual who is not an employee and who serves as a member of the board of directors of the Company.

“Disclosure Letter” shall mean the letter and the schedules attached thereto, dated the date hereof, delivered by the Company to Parent and Sub, as described in Article III hereto.

“Dissent Rights” shall mean the rights of dissent of any or all holders of Acquired Securities in respect of the Arrangement as provided for pursuant to the provisions of the BCBCA, all as more particularly described in the Plan of Arrangement.

“Dissenting Shares” shall have the meaning ascribed thereto in Section 2.6 hereto.

“DOL” shall mean the United States Department of Labor.

“Effective Time” shall have the meaning ascribed thereto in Section 2.3 hereto.

“Eligible Holder” shall have the meaning ascribed thereto in Section 5.3 hereto.

“Employee” shall mean any current or former employee, Consultant or Director of the Company or any of its Subsidiaries or any ERISA Affiliate.

“Employee Agreement” shall mean each management, employment, severance, change in control, separation, sales, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options or any other agreement providing for compensation or benefits) between the Company or any of its Subsidiaries or any ERISA Affiliate and any Employee, whether written or unwritten.

“Employee Payment” shall have the meaning ascribed thereto in shall have the meaning ascribed thereto in Section 3.28(i) hereto.

“Employee Proprietary Information Agreement” shall have the meaning ascribed thereto in Section 3.17(n) hereto.

“Environmental Laws” shall mean all Laws relating in any way to the environment, including to pollution, protection of the environment, preservation or reclamation of natural resources, the presence, management or release of, or exposure to, Hazardous Materials, or human health and safety worker health and safety and exposure of any individual to Hazardous Materials, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials and including any Hazardous Materials related electronic waste, product content or product take-back requirements.

“Equipment” shall have the meaning ascribed thereto in Section 3.16(p) hereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company or any of its Subsidiaries or that, together with the Company or any of its Subsidiaries, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“ESPP” shall have the meaning ascribed thereto in Section 6.15 hereto.

“ESPP Corrections” shall have the meaning ascribed thereto in Section 6.16 hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Export Approvals” shall have the meaning ascribed thereto in Section 3.31(a) hereto

“Fairness Opinion” shall have the meaning ascribed thereto in Section 3.26 hereto.

“FASB” shall mean the Financial Accounting Standards Board.

“February Financials” shall have the meaning ascribed thereto in Section 6.7 hereto.

“Final Order” shall mean the final order of the BC Court pursuant to Section 291 of the BCBCA approving the Arrangement, as such order may be amended by the BC Court at any time prior to the Effective Time, or if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.

“Financials” shall have the meaning ascribed thereto in Section 3.8 hereto.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“Funded International Employee Plan” shall have the meaning ascribed thereto in Section 3.28(m) hereto.

“Governmental Entity” shall mean any government, court, regulatory or administrative agency, department, agency, bureau, tribunal, board, arbitrator, commission (including the Canadian Securities Regulators) or authority or other governmental instrumentality whether federal, national, state, provincial, county or local, domestic, foreign, regional, international or multinational.

“Governmental Official” shall mean any person, elected to a position in, appointed to a position with, or otherwise employed by, or acting on behalf of, any transnational, domestic, or foreign federal, state, or local, Governmental Entity, department, court, agency, official, or candidate for political office.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, disposal, storage, use, labeling, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any payment of waste fees or charges (including so-called electronic waste fees) and compliance with any product take-back or product content requirements.

“Hazardous Materials” shall mean chemicals, pollutants, contaminants, wastes, toxic substances, emissions, discharges, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“Information Circular” shall have the meaning ascribed thereto in Section 3.6 hereto.

“Intellectual Property Rights” shall mean all worldwide common law and statutory rights (including to obtain and rights to apply for) associated with: (i) patents and patent applications and industrial designs; (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights; (iii) the protection of trade and industrial secrets and confidential information; (iv) other proprietary rights relating to intangible intellectual property; (v) trademarks, trade names and service marks; (vi) analogous rights to those set forth above; (vii) divisions, continuations, continuations-in-part, renewals, reissuances and extensions of the foregoing (as applicable); (viii) all rights under any Contracts with respect to items in (i) to (vii) above; and (ix) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property Rights hereinabove.

“Interim Date” shall mean December 31, 2010.

“Interim Order” shall mean the interim order of the BC Court as contemplated by Section 2.2, providing for among other things, the calling and holding of the Meeting, as the same may be amended by the BC Court.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been established, adopted or maintained, or contributed to or required to be contributed to, by the Company or any of its Subsidiaries or any ERISA Affiliate, whether formally or informally or with respect to which the Company or any of its Subsidiaries or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“IT Systems” means the information and communications technology systems used by the Company and each Subsidiary for the operation of their business, including internal computer networks and other hardware (whether leased or owned) and software.

“Key Employees” shall mean the employees of Company identified in Section 1.1(a) of the Disclosure Letter.

“Key Employee Agreements” shall have the meaning ascribed thereto in Section 7.2(v) hereto.

“Knowledge” or “Known” shall mean, with respect to the Company and/or any of its Subsidiaries, the actual knowledge of the Leadership Team Employees, in each case after having made due and diligent inquiry of all relevant employees and consultants of the Company having administrative or operational responsibility for the matters in question.

“Law” shall mean any law (statutory, common or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Entity, each as amended and now in effect.

“Leadership Team Employees” shall mean the employees of Company and its Subsidiaries identified in Section 1.1(b) of the Disclosure Letter.

“Lease Agreement” or “Lease Agreements” shall have the meaning ascribed thereto in Section 3.16(b) hereto.

“Leased Real Property” shall have the meaning ascribed thereto in Section 3.16(a) hereto.

“Lien” shall mean any lien, pledge, charge, adverse rights, claim, mortgage, security interest or other encumbrance of any sort or security interests of any kind or nature whatsoever.

“Material Company Registered Intellectual Property” shall have the meaning ascribed thereto in Section 3.17(a) hereto.

“Material Contract” or “Material Contracts” shall have the meaning ascribed thereto in Section 3.18(b) hereto.

“Meeting” shall have the meaning ascribed thereto in Section 6.9(b) hereto.

“Non-Competition and Non-Solicitation Agreement” shall have the meaning ascribed thereto in the Recitals hereto.

“Nondisclosure Agreement” shall have the meaning ascribed thereto in Section 6.2 hereto.

“Offer Letter” shall have the meaning ascribed thereto in the Recitals hereto.

“One45” shall mean One45 Software Inc.

“Open Source Software” shall have the meaning ascribed thereto in Section 3.17(s) hereto.

“Option Consideration” shall have the meaning ascribed thereto in Section 2.4(a) hereto.

“Order” shall mean any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, approval, award, judgment, injunction, or other similar determination or finding issued, granted or made by any Governmental Entity or Court.

“Parent” shall have the meaning ascribed thereto in the Preamble hereto.

“Parent Debt Amounts” shall have the meaning ascribed thereto in Section 6.21 hereto.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA or any International Employee Plan that is not account-based with individual participant accounts and that is designed to accumulate or accrue a benefit, annuity payment or a cash balance that a service provider of the Company and/or any of its Subsidiaries could draw upon at a specific age, or retirement or following separation from service.

“Permits” shall have the meaning ascribed thereto in Section 3.30 hereto.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Personally Identifiable Information” means any information that alone or in combination with other information held by the Company or any of its Subsidiaries can be used to specifically identify an individual.

“Plan” shall mean the Company’s Share Option Plan, as amended.

“Plan of Arrangement” shall mean the plan of arrangement in the form of Schedule B hereto and any amendments or variations made thereto in accordance with the terms of this Agreement or as made at the direction of the BC Court.

“Privacy Laws” means any multinational, federal, state, provincial, municipal or other applicable statute, law, regulation, by-law or ordinance relating to the collection, use, storage, and/or disclosure of information about an identifiable individual or entities other than individuals, including the Personal Information and Protection of Electronic Documents Act (Canada) and equivalent Canadian provincial legislation.

“PTO” shall have the meaning ascribed thereto in Section 3.17(a) hereto.

“Registered Intellectual Property” shall mean Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority.

“Registrar” shall mean the registrar appointed under section 400 of the BCBCA.

“Related Agreements” shall mean the Offer Letters, the Non-Competition and Non-Solicitation Agreements, the Nondisclosure Agreement, and all other agreements and certificates entered into by the Company, any of its Subsidiaries, Parent, Sub or any of the securityholders of the foregoing in connection with the transactions contemplated herein.

“Representatives” shall have the meaning ascribed thereto in Section 5.4(a) hereto.

“Required Filings” shall mean the required filings to be made by the Company in respect to the Arrangement as required by the BCBCA or as may be required by the BC Court.

“Requisite Shareholder Vote” shall mean, in respect to the approval for the Arrangement Resolution, the receipt of (A) 66 2/3% of the votes cast on the Arrangement Resolution by the Arrangement Securityholders, voting as a single class, present in person or by proxy at the Meeting, with each holder of Company Common Shares entitled to one vote for each one Company Common Share held by such holder and each holder of Company Preferred Shares entitled to one vote for each two Company Preferred Shares held by such holder, (B) 66 2/3% of the votes cast on the Arrangement Resolution by the holders of the Company Common Shares, voting as a separate class, present in person or by proxy at the Meeting, and (C) 66 2/3% of the votes cast on the Arrangement Resolution by the holders of the Company Preferred Shares, voting as a separate class, present in person or by proxy at the Meeting (or in lieu of such vote at the Meeting, a unanimous consent resolution); or such other percentage as may be required by the BC Court.

“Returns” shall have the meaning ascribed thereto in Section 3.14(b)(i) hereto.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 409A” shall have the meaning ascribed thereto in Section 3.14(d) hereto.

“Severance Plan” shall have the meaning ascribed thereto in Section 6.15 hereto.

“Shareholder” shall mean any holder of any Company Shares immediately prior to the Effective Time.

“Statement of Expenses” shall have the meaning ascribed thereto in Section 6.18 hereto.

“Sub” shall have the meaning ascribed thereto in the Preamble hereto.

“Subsidiary” shall have the meaning ascribed thereto in Section 3.3(b) hereto.

“Superior Proposal” means a bona fide written offer, obtained after the date hereof and not in breach of this Agreement or any standstill agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the Acquired Securities or all or substantially all of the assets of the Company and/or its Subsidiaries on a consolidated basis, made by a third party, which is not subject to due diligence or a financing contingency and which is otherwise on terms and conditions which the board of directors of the Company (and/or the board of directors of any applicable Subsidiaries) determines in its good faith and reasonable judgment (after consultation with its outside counsel and financial advisor) to be more favorable to the securityholders of the Company (and/or any applicable Subsidiaries) from a financial point of view than the Arrangement, taking into account at the time of determination the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the expectation of obtaining required approvals).

“Support Shareholders” shall mean each of the persons and entities identified in Section 1.1(c) of the Disclosure Letter.

“Tax” or “Taxes” shall have the meaning ascribed thereto in Section 3.14(a) hereto.

“Tax Incentive” shall have the meaning ascribed thereto in Section 3.14(b)(xv) hereto.

“Tax Pools” shall have the meaning ascribed thereto in Section 3.14(b)(iv) hereto.

“Technology” shall mean all technology, including any or all of the following: (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data; (ii) inventions (whether or not patentable, whether or not reduced to practice or whether or not subject of a pending patent application), ideas and concepts of potentially patentable subject matter, discoveries, improvements, and technology; (iii) proprietary and confidential information, trade secrets and know how; (iv) databases, data compilations and collections and technical data; (v) logos, trade names, business names, trade dress, distinguishing guises and indicia; (vi) domain names, web addresses and sites; (vii) tools, methods, techniques and processes; (viii) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools; and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

“Third Party Expenses” shall have the meaning ascribed thereto in Section 6.18 hereto.

“Third Party IP Licenses” shall have the meaning ascribed thereto in Section 3.17(g) hereto.

“Third Party Licenses” shall have the meaning ascribed thereto in Section 3.17(g) hereto.

“Third Party Technology Licenses” shall have the meaning ascribed thereto in Section 3.17(g) hereto.

“Unaudited Financials” shall have the meaning ascribed thereto in Section 3.8 hereto.

“U.S. GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Voting Support Agreement” shall have the meaning ascribed thereto in the Recitals hereto.

ARTICLE II

THE PLAN OF ARRANGEMENT

2.1 The Implementation Steps by the Company. The Company covenants in favor of Parent and Sub that the Company shall:

(a) as soon as practicable after the execution of this Agreement, apply in a manner acceptable to Parent, acting reasonably, under Division 5 of Part 9 of the BCBCA for an order approving the Arrangement and for the Interim Order, and thereafter proceed with and diligently pursue the obtaining of the Interim Order;

(b) as soon as practicable after the execution of this Agreement, convene and hold the Meeting in accordance with Section 6.9 for the purpose of considering the Arrangement Resolution (and for any other proper purpose as may be acceptable to Parent, acting reasonably, and as may be set out in the notice for the Meeting); provided, however, that Parent, acting reasonably and with the Company’s consent, or the Company, acting reasonably and with Parent’s consent, shall be entitled to adjourn or postpone the Meeting for a period of time as may be determined by Parent or the Company, if on the scheduled date of such Meeting all of the Consents required pursuant to Section 7.2(h) have not been obtained;

(c) subject to obtaining such approvals as are required by the Interim Order, proceed with and diligently pursue the application to the BC Court for the Final Order;

(d) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favor of each party, send to the Registrar the Required Filings and such other documents as may be required in connection therewith under the BCBCA and the terms and conditions of the Final Order to give effect to the Arrangement; and

(e) provide Parent with copies of and a reasonable opportunity to comment on all applications, circulars and other documents prepared by or on behalf of the Company in connection with the Arrangement and make any changes to such applications, circulars and documents as are acceptable to the Company and Parent, each acting reasonably.

2.2 Interim Order. In the notice of motion for the application contemplated by Section 2.1(a), the Company shall request that the Interim Order provide:

(a) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which such notice is to be provided;

(b) that the securities of the Company for which holders shall be entitled to vote on the Arrangement Resolution at the Meeting shall be the Arrangement Securityholders;

(c) that the requisite approval for the Arrangement Resolution shall be the Requisite Shareholder Vote;

(d) that, in all other respects, the terms, restrictions and conditions of the bylaws and articles of incorporation of the Company, including quorum requirements and all other matters, shall apply in respect of the Meeting; provided, however, the Company shall request that the Interim Order provide that Parent, acting reasonably and with the Company’s consent, or the Company, acting reasonably and with Parent’s consent, shall be entitled to adjourn or postpone the Meeting for a period of time as may be determined by Parent or the Company, if on the scheduled date of such Meeting all of the Consents required pursuant to Section 7.2(h) have not been obtained; and

(e) for the grant of Dissent Rights to holders of the Company Shares.

2.3 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 9.1 hereof, the closing of the Plan of Arrangement (the “Closing”) will take place on the later of (i) April 1, 2011 (or such earlier date, as may be determined by Parent on not less than two (2) Business Days’ notice following the date on which the conditions set forth in Article VII hereof have been satisfied or waived) and (ii) the fifth Business Day after the conditions set forth in Article VII hereof have been satisfied or waived, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Arrangement to be effective under and in accordance with the applicable provisions of BC Law, by filing the Required Filings with the Registrar and completing such other acts and things as may be required by the BC Court as set forth in the Final Order (the time of such consummation shall be referred to herein as the “Effective Time”).

2.4 Effect of the Plan of Arrangement. At the Effective Time, the effect of the Plan of Arrangement shall be as set forth in this Agreement and in the Plan of Arrangement, as provided in the applicable provisions of BC Law and as may be required by the BC Court. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the following shall occur in the order set forth below:

(a) Parent shall not assume any Company Options, and all Company Options outstanding immediately prior to the Effective Time shall become immediately vested and without any action on the part of Parent, Sub, the Company or the holder thereof, each Company Option then outstanding:

(i) with an exercise price per share greater than or equal to the Consideration Per Share shall cease to be exercisable, shall terminate for no consideration, and the Company shall cease to have any liability in respect thereof; and

(ii) with an exercise price per share less than the Consideration Per Share shall cease to be exercisable and shall be cancelled in exchange for an entitlement to receive from the Company a cash amount, without interest (the “Option Consideration”), equal to the excess of (A) the product of the number of Company Common Shares issuable upon exercise of such Company Option and the Consideration Per Share less (B) the aggregate exercise price payable under such Company Option by the holder to acquire the Company Common Shares issuable upon exercise of such Company Option, and the Company shall cease to have any liability in respect thereof. The payment of the Option Consideration will be subject to withholdings for all applicable Taxes pursuant to and in accordance with Section 2.5 hereof.

(b) All Company Warrants shall be deemed to be surrendered and shall be cancelled, and each holder of Company Warrants shall be entitled to receive from the Company a cash amount, without interest, equal to the excess of (A) the product of the number of Company Common Shares issuable upon exercise of such Company Warrant and the Consideration Per Share less (B) the aggregate exercise price payable under such Company Warrant by the holder to acquire the Company Common Shares issuable upon exercise of such Company Warrant, and the Company shall cease to have any liability in respect thereof.

(c) Each holder of Company Common Shares (other than Company Common Shares that are Dissenting Shares) shall be entitled to the Consideration Per Share in cash, without interest, for each Company Common Share held.

(d) Each holder of Company Preferred Shares (other than Company Preferred Shares that are Dissenting Shares) shall be entitled to the Consideration Per Share in cash, without interest, for each Company Preferred Share held, plus a cash amount equal to the amount of all dividends accrued and unpaid on such Company Preferred Shares as of the Effective Time.

(e) Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions anticipated by this Section 2.4 under all Company Option agreements, all agreements related to Company Shares, Company Warrants, and any other plan or arrangement of the Company (whether written or oral, formal or informal), including but not limited to, adopting all resolutions, delivering all required notices, obtaining consents from each holder of a Company Option and taking any other actions which are reasonably necessary or appropriate to effectuate this Section 2.4. Any notices, consents or other communications to holders of Company Options will be subject to the review and approval of Parent, which shall not be unreasonably withheld or delayed.

2.5 Withholding Taxes. Sub, the Company and the Depositary, shall be entitled to deduct and withhold from any Consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld therefrom under any provision of applicable Laws in respect of Taxes or under any applicable legal requirement. Any such amounts shall be withheld or deducted from the portion of the Consideration payable to each holder of Acquired Securities. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.6 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any holder of Company Shares who has demanded and perfected Dissent Rights for such shares (collectively, the

“Dissenting Shares”) in accordance with the Interim Order and who, as of the Effective Time, has not effectively withdrawn or lost such rights, shall not represent a right to receive its portion of the Consideration payable or otherwise deliverable pursuant to this Agreement, but the holder thereof shall only be entitled to such rights as are granted pursuant to the provisions of the BCBCA or as may be ordered by the BC Court, as the case may be.

(b) Notwithstanding the provisions of Section 2.6(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s Dissent Rights then, as of the time set forth in Section 2.3(e) of the Plan of Arrangement, such holder’s Company Shares shall automatically be converted into and represent only the right to receive such holder’s portion of the Consideration payable or otherwise deliverable pursuant to this Agreement, without interest thereon, upon surrender of the certificate representing such Company Shares.

(c) The Company shall give Parent (i) prompt notice of any written notice received by the Company pursuant to the applicable provisions of BC Law indicating that a holder intends to exercise such holder’s Dissent Rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to such exercise(s). The Company shall not, except with the prior written consent of Parent make any payment with respect to any such demands or offer to settle or settle any such demands.

2.7 Tax Consequences. Neither Parent nor Sub makes any representations or warranties to the Company, its Subsidiaries or any securityholder of the foregoing regarding the tax treatment of the Arrangement, or any of the tax consequences to the Company, its Subsidiaries or any securityholder of the foregoing relating to the Arrangement, this Agreement, or any of the other transactions or agreements contemplated hereby.

2.8 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Sub with full right, title and possession to all securities, assets, property, rights, privileges, powers and franchises of the Company (including its interests in and to Subsidiaries), the officers and directors of Parent, Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

2.9 Adjustments. Without in any way limiting the covenants in Section 5.1 hereof, if, between the date of this Agreement and the Effective Time, the outstanding Acquired Securities shall have been changed into a different number of securities or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of securities or similar transaction, the Consideration payable in respect to the Arrangement shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of securities or similar transaction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Sub and acknowledges and confirms that Parent and Sub are relying upon such representations and warranties, subject to such exceptions as are specifically disclosed in the Disclosure Letter (each of which disclosures, in order to be effective, shall clearly reference the appropriate section and, if applicable, subsection of this Article III to which it relates and each of which disclosures shall be deemed to be incorporated by reference into the representations and warranties made in this Article III; provided, however, that any information disclosed under any section of the Disclosure Letter shall be deemed disclosed and incorporated into any other section of the Disclosure Letter where it is reasonably apparent that such disclosure, without reference to extrinsic documentation, is relevant to such other section) delivered by the Company to Parent concurrently with the execution of this Agreement dated as of the date hereof, on the date hereof and as of the Effective Time, as follows:

3.1 Organization of the Company.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of British Columbia. The Company has all requisite corporate power and authority to own its properties and assets and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where the failure to so qualify would not be material to the Company. The Company has delivered a true and correct copy of its Certificate and Articles of Incorporation, as amended to date (the “Certificate of Incorporation”) and notice of articles, as amended to date, each in full force and effect on the date hereof (collectively, the “Constating Documents”), to Parent, and the Company is not in violation of any of their provisions. The board of directors of the Company has not approved or proposed any amendment to any of the Constating Documents.

(b) Section 3.1(b) of the Disclosure Letter lists all of the directors and officers of the Company as of the date hereof, separately noting which of such directors and officers has any rights to indemnification from the Company and the scope and duration of such rights.

(c) Section 3.1(c) of the Disclosure Letter lists every state or foreign jurisdiction in which the Company has Employees or facilities or otherwise conducts its business.

3.2 Company Capital Structure

(a) The authorized capital of the Company consists of (i) an unlimited number of Common Shares, of which 20,771,503 are issued and outstanding as of the date hereof, (ii) an unlimited number of preferred shares, of which none are issued and outstanding as of the date hereof, and (iii) up to 3,333,333 of Company Preferred Shares, all of which are issued and outstanding as of the date hereof. The Company Preferred Shares are convertible on a one-share for one-share basis into Company Common Shares or may be redeemed for cash under certain conditions. The Company Preferred Shares are held by the Persons and in the amounts set forth in Section 3.2(a) of the Disclosure Letter, which further sets forth for each such person: (i) such Person’s address; and (ii) the number of Company Preferred Shares held by such Person. All outstanding Company Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Constating Documents, or any agreement to which the Company is a party or by which it is bound. All outstanding options, warrants and other securities of the Company have been issued and granted in compliance with (i) all applicable securities laws, including Canadian Securities Laws, and other applicable Laws, and (ii) all requirements set forth in applicable Contracts. All outstanding options, warrants and other securities of the Company have been issued, transferred or repurchased (in the case of securities that were outstanding and repurchased by the Company or any Shareholder of the Company) in compliance with all applicable federal, state, provincial, foreign, or local statutes, laws, rules, or regulations, including federal, provincial and state securities laws and the rules and policies of the TSX Venture Exchange, and were issued, transferred and repurchased (in the case of securities that were outstanding and repurchased by the Company or any Shareholder of the Company) in accordance with any right of first refusal or similar right or limitation, including those in the Constating Documents. No Shareholder has exercised any right of redemption, if any, provided in the Constating Documents with respect to the Company Preferred Shares, and the Company has not received notice that any Shareholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any Company Shares, and since the Interim Date, the Company has not declared or paid any dividends or declared or made any other distribution on any of its Company Shares or other securities and has not redeemed, purchased or otherwise acquired any of its shares or other securities or agreed to do any of the foregoing. No Company Shares are unvested. For purposes of this Agreement, a Company Share shall be deemed “unvested” if such share is not vested or is subject to a repurchase option, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the Company.

(b) Except for the Plan, neither the Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person, all outstanding Company Options have been issued under the Plan, and no equity-based awards (whether payable in cash, stock or otherwise) have been granted outside of the Plan. The Company has reserved 4,136,600 shares of Company Common Shares for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of Company Options granted under the Plan, of which: (i) 3,607,000 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised Company Options granted under the Plan; (ii) 120,001 shares have been issued upon the exercise of Company Options granted under the Plan and remain outstanding as of the date hereof; and (iii) 409,599 shares remain available for future grant as of the date hereof. As of the date hereof, no shares of Company Common Shares are issuable upon the exercise of outstanding Company Options that have not been issued under the Plan. Section 3.2(b) of the Disclosure Letter sets forth for each outstanding Company Option, as of the date hereof, the name of the holder of such option, the type of entity of such holder and any ultimate parent entity of such holder, if not an individual, the domicile address of such holder, the number of shares of Company Shares issuable upon the exercise of such Company Option, the exercise price of such Company Option, the date of grant of such Company Option, the vesting schedule for such Company Option, including the extent vested to date and whether the vesting of such Company Option is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events (including a complete description of any such acceleration provisions) and whether such Company Option was issued under the Plan and is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code. True and complete copies of all agreements and instruments relating to or issued under the Plan have been provided to Parent, and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent.

(c) As at the date hereof, the Company has issued and outstanding 3,000,000 Company Warrants, where each Company Warrant is exercisable to acquire one Company Common Share at the exercise price and upon the terms set forth in Section 3.2(c) of the Disclosure Letter. Section

3.2(c) of the Disclosure Letter sets forth the name of the holder of each Company Warrant, the type of entity of such holder and any ultimate parent entity of such holder, if not an individual, the domicile address of such holder, the number of shares of Company Common Shares issuable upon the exercise of such Company Warrant, the exercise price of such Company Warrant and the date of grant of such Company Warrant.

(d) Except for the Company Preferred Shares, the Company Warrants and the Company Options described in this Section 3.2 and as set forth in Section 3.2(d) of the Disclosure Letter, there are no options, warrants, calls, rights, convertible securities, commitments or agreements or other securities of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Other than the ESPP, there are no outstanding or authorized stock appreciation, phantom stock, equity-based compensation awards, profit participation, or other similar rights with respect to the Company Shares (whether payable in equity, cash or otherwise). There are no shareholder agreements voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. There are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Shares. Upon completion of the transactions contemplated by this Agreement, the Company will become a direct wholly-owned subsidiary of Parent, and no other Person shall hold, or have any rights to acquire, any securities of the Company.

(e) As at the date hereof, the Company has no (i) issued and outstanding convertible debentures, (ii) long-term debt or (iii) outstanding loans to any securityholder of the Company.

(f) The information contained in Sections 3.2(a), (b), (c) and (d) of the Disclosure Letter will be complete and correct as of the Effective Time.

3.3 Subsidiaries.

(a) Section 3.3(a) of the Disclosure Letter lists each entity in which the Company owns any shares of capital stock, holds any interest in, or controls, directly or indirectly, including any corporation, limited liability company, partnership, association, joint venture or other business entity.

(b) Section 3.3(b) of the Disclosure Letter lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company owns or has owned, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body (each, a “Subsidiary”). Except as set forth in Section 3.3(a) and Section 3.3(b) of the Disclosure Letter, the Company does not own, directly or indirectly, any shares, voting securities or equity interests in any Person.

(c) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(d) Each Subsidiary has all requisite corporate power and authority to own its properties and assets and to carry on its business as currently conducted.

(e) Each Subsidiary is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where the failure to so qualify would not be material to the Subsidiary. A true and correct copy of each Subsidiary’s organizational documents, each as amended to date and in full force and effect on the date hereof, has been delivered to Parent. There are and have been no approved or proposed amendments to such organizational documents that have not been disclosed in writing to Parent as at the date hereof.

(f) Section 3.3(f) of the Disclosure Letter lists all of the directors and officers of each Subsidiary as of the date of this Agreement.

(g) The operations conducted by each Subsidiary have never been conducted under any other name.

(h) All of the outstanding shares of capital stock and equity interests of each Subsidiary are owned of record and beneficially by the Company, and the Company has good and valid title thereto, free and clear of all Liens and any other encumbrances, other than restrictions on transfer contained in the articles of incorporation or other similar organizational documents of such Subsidiary. All outstanding shares of stock and equity interests of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the charter documents or bylaws of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable legal requirements. There are no options, warrants, calls, rights, convertible securities, commitments or agreements or securities of any character, written or oral, to which any Subsidiary is a party or by which any Subsidiary is bound obligating the Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the equity of any of the Subsidiaries (whether payable in equity, cash or otherwise). Neither the Company nor any Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Person, other than agreements between the Company and any Subsidiary.

(i) The Company has delivered a true and correct copy of the respective certificates and articles of incorporation, unanimous shareholder agreements and by-laws (or comparable organizational documents), in each case as amended to the date hereof and each in full force and effect on the date hereof, of each Subsidiary to Parent, and none of the Subsidiaries is in violation of any of their respective provisions. The respective board of directors of each Subsidiary has not approved or proposed any amendment to any of its respective documents.

3.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company, and no further action is required on the part of the Company to authorize this Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the terms and conditions of the Interim Order and the approval of this Agreement and the Arrangement by two-thirds of the votes cast by the Arrangement Securityholders present in person or by proxy at the Meeting. This Agreement and the transactions contemplated hereby have been unanimously (disregarding any abstentions required by applicable Law) approved by the board of directors of the Company. The Company’s board of directors, at a meeting duly called and held, has unanimously (disregarding any abstentions required by applicable Law) adopted resolutions (i) approving and declaring advisable this Agreement and the Arrangement and the transactions contemplated hereby, (ii) determining that this Agreement and the Arrangement and the transactions contemplated hereby are fair to the Arrangement Securityholders and are in the best interests of the Company, (iii) recommending that the Arrangement Securityholders vote in favor of the Arrangement Resolution, and (iv) directing that this Agreement and the Plan of Arrangement be submitted for consideration by the Arrangement Securityholders at the Meeting. Except as may be required by the Interim Order, the only vote or approval of the holders of any class or series of shares or other securities of the Company or any of its Subsidiaries which is necessary to approve this Agreement and the Arrangement is the Company Securityholder Approval. Except as may be required by the Interim Order, the Final Order, Canadian Securities Laws, the BCBCA, the Investment Canada Act, or the rules and policies of the TSX Venture Exchange, none of the Company and any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement by the Company, or (y) the consummation by the Company of the Arrangement or any of the other transactions contemplated by this Agreement. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company. This Agreement and the Non-Disclosure Agreement, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the legal, valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

3.5 No Conflict. The execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of first refusal, termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (assuming that the authorizations, consents and approvals referred to in Section 3.5 of the Disclosure Letter and the Company Securityholder Approval are obtained and the filings referred to in Section 3.6 of the Disclosure Letter are made) (i) any provision of the Constating Documents or the organizational documents of any of its Subsidiaries, as amended, (ii) any mortgage, indenture, lease (including all Lease Agreements), contract, covenant, plan, insurance policy or other agreement, instrument or commitment, permit, concession, franchise or license (each a “Contract” and collectively the “Contracts”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (iii) any material judgment, order, decree, statute, law, ordinance, rule or regulation (including, but not limited to any applicable securities laws and the rules and policies of the TSX Venture Exchange) applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible). Section 3.5 of the Disclosure Letter sets forth all necessary notices, consents, waivers and approvals required under any Contracts in connection with the Arrangement, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company and any of its Subsidiaries under such Contracts from and after the Effective Time. Following the Effective Time, Sub and/or the Company will be permitted to exercise all rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries, as the case may be, would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred. The execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby and thereby, will not result in or require the creation of any Lien upon any of the securities, assets or properties of the Company of any of its Subsidiaries.

3.6 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party, including a party to any agreement with the Company or any of its Subsidiaries (so as not to trigger any Conflict), is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or any of its Subsidiaries is a party or the consummation of the transactions contemplated hereby and thereby, except for: (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws as set forth in Section 3.6 of the Disclosure Letter; (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Investment Canada Act, (iii) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Arrangement Securityholders; (iv) the filing with the Canadian Securities Regulators of an information circular relating to the Meeting (as amended or supplemented from time to time, the “Information Circular”) and such other filings as required under and in compliance with other applicable requirements of Canadian Securities Laws and the rules and policies of the TSX Venture Exchange; (v) any approvals required by the Interim Order and/or the Final Order; and (vi) the Required Filings.

3.7 No Discussions. None of the Company and any of its Subsidiaries, and no representative of any of the foregoing, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.

3.8 Company Financial Statements. Section 3.8(a) of the Disclosure Letter sets forth the Company’s (i) audited consolidated financial statements for the financial years ended December 31, 2008 and 2009, and related Management Discussion and Analysis (the “Audited Financials”) and (ii) the unaudited consolidated financial statements for the periods ended December 31, 2009 and 2010, reflecting the exclusion of One45 in all periods presented, and the related Management Discussion and Analysis (the “Unaudited Financials”). Section 3.8(b) of the Disclosure Letter sets forth the Company’s (i) detailed reconciliations for major balance sheet accounts as of December 31, 2010 (including all bank reconciliations) and (ii) deferred revenue amortization schedule as of December 31, 2010, by customer and by each type of revenue stream defined as Application Service Provider (ASP) and Professional Services (Services), which schedule reconciles to deferred revenue on the Company’s balance sheet as of December 31, 2010. The Audited Financials and the Unaudited Financials (collectively referred as the “Financials”) are, and any financial statements to be disclosed in the future on SEDAR will be, true and correct in all material respects and have been prepared in accordance with Canadian GAAP applied on a consistent basis throughout the periods indicated and consistent with each other, except as may be indicated in the notes thereto, including in respect to unaudited quarterly statements of the Company. The Financials present fairly and accurately the Company and its consolidated Subsidiaries in respect to their consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Unaudited Financials to normal year-end adjustments, which are not material in amount or significant in any individual case or in the aggregate. The Company has not had any disagreement (as such term is defined in applicable laws, rules and regulations) with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date. The books and records of the Company and each Subsidiary have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements and the Financials are consistent with such books and records. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person on the other hand, or any “off-balance sheet arrangement” (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements or any of the Company Public Documents). As of the Closing Date, the Closing Financials (x) will be true and correct in all material respects and will have been prepared in accordance with Canadian GAAP applied on a consistent basis throughout the periods indicated and consistent with each other, and (y) will present fairly the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein.

3.9 Internal Controls. The Company and each of its Subsidiaries has established and documented, and maintains, adheres to and enforces a system of internal control over financial reporting and disclosure controls and procedures (as such terms are defined under applicable Canadian Securities Laws); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company is accumulated and communicated to the Company’s chief executive officer and its chief financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded, processed, summarized and reported within the time periods specified under applicable Canadian Securities Laws. This system of internal control is effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with Canadian GAAP (including the Financials), including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with Canadian GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the board of directors of the Company; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries (including any Employee thereof) nor the Company’s independent auditors has identified or been made aware of: (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its

Subsidiaries; (y) any fraud or other wrongdoing that involves the Company’s management, any Subsidiary’s management or any Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries; or (z) any claim or allegation regarding any of the foregoing. The chief executive officer and the chief financial officer of the Company have made all certifications required by applicable Canadian Securities Laws with respect to any and all of the Company Public Documents, and the statements contained in such certifications are complete and correct. To the Knowledge of the Company or any of its Subsidiaries, there are no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications required pursuant to applicable Canadian Securities Laws, without qualification, when next due.

3.10 Anti-Corruption and Anti-Bribery.

(a) Neither the Company, nor any of its Subsidiaries nor any director, officer, or employee or agent of the Company or any of its Subsidiaries acting on behalf of the Company or any of its Subsidiaries has offered, nor made, nor promised to make, nor authorized the making of any gift or payment of money or anything of value, either directly or indirectly, to a Governmental Official for purposes of (i) influencing any act or decision of such Governmental Official in his official capacity; or (ii) inducing such Governmental Official to do or omit to do any act in violation of the lawful duty of such official; or (iii) inducing such Governmental Official to use his or her influence with a Governmental Entity to affect or influence any act or decision of such Governmental Entity in order to obtain, retain or direct or assist in obtaining, retaining or directing business to the Company or any of its Subsidiaries; or (iv) or taken any action which would cause it to be in violation of any Anti-Corruption or Anti-Bribery Laws. No officer, director or employee of the Company or any of its Subsidiaries, or any holder of any financial interest in the Company or any of its Subsidiaries or any affiliate thereof, is currently a Governmental Official.

(b) There are no pending or, to the Company’s Knowledge or that of its Subsidiaries, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or its Subsidiaries with respect to any Anti-Corruption and Anti-Bribery Laws.

(c) There are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ activities that could reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anti-Corruption and Anti-Bribery Laws.

3.11 No Undisclosed Liabilities. Other than as set forth in Section 3.11 of the Disclosure Letter, neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise, whether known or unknown (whether or not required, if known, to be reflected or reserved on a consolidated balance sheet of the Company prepared in accordance with Canadian GAAP), except for those which: (a) have been reflected in the Financials; (b) have arisen in the ordinary course of business consistent with past practices since the Interim Date and that, individually or in the aggregate, do not exceed CDN$100,000; or (c) are Third Party Expenses.

3.12 No Changes. Since the Interim Date: (a) the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice; (b) there has not been any event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (c) there has not been any action or event, nor any authorization, commitment or agreement by the Company or any of its Subsidiaries with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Section 5.1 hereof.

3.13 Accounts Receivable.

(a) Section 3.13(a) of the Disclosure Letter lists all accounts receivable of the Company and its Subsidiaries as of the date hereof, together with an aging schedule indicating a range of days elapsed since invoice.

(b) All of the accounts receivable of the Company and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with Canadian GAAP consistently applied to the Company’s Knowledge and/or the Knowledge of any of its Subsidiaries, are actual and bona fide receivables resulting from the ordinary course of business, are subject to customary trade terms, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement. No person has any Lien on any accounts receivable of the Company and its Subsidiaries and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company and its Subsidiaries, other than in the ordinary course of business consistent with past practices.

3.14 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean: (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, fees, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, goods and services, harmonized sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, employer health, insurance, insurance premiums, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), and Canada, Quebec and other government pension plan premiums or contributions, together with all interest, penalties, fines and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 3.14(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium relief or similar arrangement); and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 3.14(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

(b) Tax Returns and Audits.

(i) Other than as set forth in Section 3.14(b)(i) of the Disclosure Letter, the Company and each of its Subsidiaries have: (a) prepared and timely filed all material required U.S. federal, state, local and non-U.S. returns, estimates, information statements, declarations, elections, notices, filings and reports, including any attachments and any amendments thereto, and whether in tangible, electronic or other form (“Returns”) relating to any and all Taxes concerning or attributable to the Company or any of its Subsidiaries or their respective operations and such Returns are true and correct in all material respects and have been completed in accordance with applicable law; and (b) timely paid all Taxes they are required to pay.

(ii) The Company and each of its Subsidiaries have timely paid or withheld with respect to their respective Employees and other third parties, all material U.S. federal, state and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and all other Taxes required to be withheld or paid, and have timely paid any such Taxes withheld over to the appropriate authorities.

(iii) Other than as set forth in Section 3.14(b)(iii) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) The tax basis of the assets of the Company and its Subsidiaries by category including the classification of such assets as being depreciable or amortizable (collectively, the “Tax Pools”) as reflected in the Returns of the Company and its Subsidiaries is true and correct in all material respects.

(v) No audit, proceeding, investigation, claim, re-assessment or other examination of any Tax or “tax asset” of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such a proceeding, investigation, claim, re-assessment, audit or other examination. No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed by any Tax authority to the Company or any of its Subsidiaries or any representative thereof. No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. For purposes of this Section 3.14(b)(v), the term “tax asset” shall include but is not limited to any net operating loss, non-capital loss, net capital losses, Tax Pools, investment tax credit, foreign tax credit, charitable donation, or any other credit or Tax attribute which could reduce Taxes.

(vi) Neither the Company nor any of its Subsidiaries has any liabilities for unpaid Taxes which have not been accrued or reserved on the Financials, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the Interim Date other than in the ordinary course of business as disclosed and provided for in their books and records. The Company and each of its Subsidiaries have identified all uncertain tax positions contained in all Returns filed by the Company or its Subsidiaries and have established adequate reserves and made any appropriate disclosures in the Financials in accordance with the requirements of Financial Interpretation No. 48 of FASB Statement No. 109.

(vii) The Company has made available to Parent or its legal counsel, copies of all Returns for the Company and its Subsidiaries filed for all periods since inception.

(viii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or any of its Subsidiaries.

(ix) Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement, nor does the Company or any of its Subsidiaries owe any amount under any such agreement, (c) any liability for the Taxes of any Person, under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law, and including any arrangement for group or consortium relief or similar arrangements), as a transferee or successor, by contract or agreement, by operation of law or otherwise and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(x) Neither the Company nor any of its Subsidiaries has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xi) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xii) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Treas. Reg. §1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(xiii) Neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction other than its country of incorporation or formation by virtue of having a permanent establishment, place of business or source of income in that jurisdiction.

(xiv) Neither the Company nor any of its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from taxable income as a result of any: (a) change in method of accounting under Section 481 of the Code; (b) closing agreement under Section 7121 of the Code; (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in each of items (a), (b), or (c), under any similar provision of applicable law); (d) installment sale or open transaction disposition; or (e) receipt of a prepaid amount.

(xv) The Company and its Subsidiaries are in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”) and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(xvi) The Company and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its subsidiaries. The prices for any property or services (or for the use of any property) provided by or to the Company or any of its subsidiaries are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(xvii) To the extent required, the Company and each of its Subsidiaries has properly reported and/or withheld and remitted on amounts deferred under any Company nonqualified deferred compensation plan subject to Section 409A of the Code, in good faith and pursuant to IRS Notices 2006-100 and 2007-89 for the years 2005, 2006 and 2007.

(c) Executive Compensation Tax.

(i) There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

(ii) The Company has no “disqualified individuals” within the meaning of Section 280G of the Code and the regulations promulgated thereunder.

(iii) Neither the Company nor any Subsidiary has any obligation to gross up or otherwise reimburse any Employee for any tax incurred by such person under Section 4999 of the Code.

(d) Section 409A. Section 3.14(d) of the Disclosure Letter lists each Contract, agreement or arrangement between the Company or any ERISA Affiliate and any Employee that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (“Section 409A”). Each such nonqualified deferred compensation plan, if any, has been since January 1, 2005 in operational compliance with Section 409A and has been, since January 1, 2009, in documentary compliance with Section 409A, or has been amended to comply with Section 409A in accordance with IRS Notice 2010-6 and 2010-80. No deferred compensation plan existing prior to January 1, 2005, which would, in the absence of the Section 409A grandfathering provisions, otherwise be subject to Section 409A, has been “materially modified” at any time after October 3, 2004. No stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) has been granted to any current or former Employee on or after January 1, 2005 and/or that vested and became exercisable after January 1, 2005, (i) that has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the board of directors of the Company in good faith, (ii) that has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A). No compensation shall be reportable as nonqualified deferred compensation or includable in the gross income of any Employee as a result of the operation of Section 409A with respect to any arrangements or agreements in effect as of the

Effective Time. There is no Contract, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any current or former Employee, which individually or collectively could require the Company or any of its ERISA Affiliates to pay a Tax gross up payment to, or otherwise indemnify, any current or former Employee for Tax-related payments under Section 409A.

3.15 Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company or any of its Subsidiaries which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any Contract under which the Company or any of its Subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, or from hiring or soliciting potential employees, consultants or independent contractors.

3.16 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Customer Information

(a) Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property. Section 3.16(a) of the Disclosure Letter sets forth a complete and accurate list of all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (collectively and individually, the “Leased Real Property”), including the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license, sublease or other occupancy right, the square footage of the premises leased thereunder and the aggregate annual rental payable thereunder.

(b) The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof and all consents and waivers relating thereto (individually the “Lease Agreement”, and collectively the “Lease Agreements”).

(c) There are no other Lease Agreements for, affecting or in relation to any real property, including the Leased Real Property, or to which the Company or any of its Subsidiaries is bound, other than those identified in Section 3.16(a) of the Disclosure Letter.

(d) All Lease Agreements are in full force and effect and valid and effective in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing default, no rentals past due, or event of default (or event which with the giving of notice or lapse of time, or both, could constitute a default).

(e) Neither the Company nor any of its Subsidiaries has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any Lease Agreement, which has not been fully remedied and withdrawn.

(f) The Closing and consummation of the transactions contemplated herein will not affect the enforceability against any Person of any Lease Agreement or any rights of the Company or any of its Subsidiaries thereunder or otherwise with respect to any Leased Real Property, including the right to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted.

(g) The Company and its Subsidiaries currently occupy all of the Leased Real Property for the operation of its business except as set forth in Section 3.16(a) of the Disclosure Letter. There are no other parties occupying, or with a right to occupy, the Leased Real Property, except as set forth in Section 3.16(a) of the Disclosure Letter.

(h) Neither the Company nor any of its Subsidiaries owes any brokerage commissions or finders’ fees with respect to any Leased Real Property or any other real property, nor would the Company or any of its Subsidiaries owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreement.

(i) The Leased Real Property and all of its operating systems are in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with the provisions of the Lease Agreements and the standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. There is no outstanding maintenance, repairs or replacements required to be undertaken to the Leased Real Property for which the Company or any of its Subsidiaries is responsible pursuant to any of the Lease Agreements.

(j) Neither the operation of the Company or any of its Subsidiaries on the Leased Real Property nor such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or Law relating to such property or operations thereon. Compliance with any applicable building code, zoning requirement or Law relating to any Leased Real Property or operations thereon is not dependent on so called non conforming use exceptions.

(k) As of the date of this Agreement, the landlord under each Lease Agreement has complied with all of the requirements, conditions, representations, warranties and covenants of the landlord thereunder, including the timely completion of construction of the Leased Real Property and the improvements thereon in a good and workmanlike manner and otherwise in accordance with such Lease Agreement.

(l) As of the date hereof, the Company and its Subsidiaries are not aware of any major or capital work or works to be undertaken or likely to be undertaken on about or in respect of the Leased Real Property or any capital expenses to be incurred or likely to be incurred by or on behalf of any of the landlords under any of the Lease Agreements, the cost of which, pursuant to any of the Lease Agreements, are chargeable to the Company or any of its Subsidiaries.

(m) The Company and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and material assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except: (i) as reflected in the Financials; (ii) Liens for Taxes not yet due and payable; and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.

(n) Each Lease Agreement constitutes the entire agreement of the landlord and the tenant thereunder, and no term or condition thereof has been modified, amended or waived, except as shown in the copies of the Lease Agreements that have previously been delivered by the Company to Parent.

(o) Neither the Company nor any of its Subsidiaries have transferred or assigned any interest in any Lease Agreement, nor has the Company or any of its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the Leased Real Property to any other Person.

(p) Section 3.16(p) of the Disclosure Letter lists all material items of equipment (the “Equipment”) owned or leased by the Company or any of its Subsidiaries, and such Equipment is: (i) adequate for the conduct of the business of the Company and any of its Subsidiaries as currently conducted and as currently contemplated to be conducted; and (ii) in good operating condition, regularly and properly maintained.

(q) The Company and/or its Subsidiaries has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”). No person other than the Company and/or any of its Subsidiaries possesses any claims or rights with respect to use of the Customer Information.

3.17 Intellectual Property.

(a) Section 3.17(a)(1) of the Disclosure Letter lists (i) all Company Intellectual Property that is Registered Intellectual Property indicating for each the applicable jurisdiction, registration or application number and date of issue or filing (the “Company Registered Intellectual Property”) and identifies which of such Company Registered Intellectual Property is material to the business of the Company or any of its Subsidiaries, as presently conducted or contemplated to be conducted (the “Material Company Registered Intellectual Property”) and (ii) any proceedings or actions before any Governmental Entity (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved, including any proceedings or actions in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered Intellectual Property. Section 3.17(a)(2) of the Disclosure Letter lists all products and services (including products and services currently under development) offered, sold, licensed, leased or otherwise distributed directly or indirectly, exclusively licensed or offered by the Company or its Subsidiaries.

(b) Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in Canada, the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. There are no actions that must be taken by the Company within 60 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property. Without limiting the generality of Section 3.17(a) above, no trademark is currently involved in any opposition or cancellation proceeding and no such action has been threatened with respect to any of the trademarks or trademark registration applications, and no patent is currently involved in any interference, reissue, re-examination or opposition proceeding and no such action has been threatened with respect to any patent. In each case in which the Company or any of its Subsidiaries has acquired any Intellectual Property Rights from any Person, the Company and its Subsidiaries have obtained a valid and enforceable assignment sufficient to irrevocably, and without reservation or limitation, transfer all such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or any of its Subsidiaries and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company and its Subsidiaries have recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in Canada and any relevant foreign jurisdiction, as the case may be.

(c) All Company Intellectual Property and all Third Party Licenses will be fully transferable, alienable and/or licensable by Sub and/or the Company and/or Parent without restriction and without payment of any kind to any third party. No Company Intellectual Property is subject to any continuing moral rights, or similar rights established under any statute or otherwise under any law, that have not been waived by the applicable author(s) or that are otherwise enforceable by any third party against or in respect of any such Company Intellectual Property.

(d) All items of Company Intellectual Property, including all Company Registered Intellectual Property and, to the Knowledge of the Company and/or any of its Subsidiaries, all Intellectual Property Rights licensed to the Company or any of its Subsidiaries, are free and clear of any Liens. The Company is the sole and exclusive owner of all Company Intellectual Property.

(e) Neither the Company nor any of its Subsidiaries has: (i) transferred ownership of, or granted any exclusive license or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property, to any other Person; or (ii) permitted any of the Company’s or any Subsidiary’s rights in Company Intellectual Property to enter into the public domain.

(f) Other than (i) the Open Source Software listed in Section 3.17(s) of the Disclosure Letter and (ii) the Technology and Intellectual Property Rights licensed pursuant to the Third Party Licenses set forth in Section 3.17(g)(1) and Section 3.17(g)(2) of the Disclosure Letter, all Technology (inclusive of all Company products and services, including the products and services of Subsidiaries) and Intellectual Property Rights that are used in or necessary to the conduct of Company’s or any Subsidiary’s business as presently conducted or currently contemplated to be conducted by the Company or any of its Subsidiaries were written and created solely by either: (i) employees of the Company or any of its Subsidiaries acting within the scope of their employment who have validly and irrevocably assigned in writing all of their rights thereto, including all Intellectual Property Rights therein, to the Company or any of its Subsidiaries and have waived all non assignable rights, including all author or moral rights; or (ii) by third parties who have validly and irrevocably assigned in writing all of their rights thereto, including all Intellectual Property Rights therein, to the Company or any of its Subsidiaries and have waived all non assignable rights, including all author or moral rights, and no third party owns or has any rights in or to any of the Company Intellectual Property.

(g) Other than (i) third party Technology and Intellectual Property Rights licensed under the Open Source Software licenses listed in Section 3.17(s) of the Disclosure Letter and (ii) the licenses set forth in Section 3.17(g)(1) of the Disclosure Letter pursuant to which the Company or its Subsidiaries have been granted or otherwise receive any right to use or distribute any other software or Technology ((i) and (ii), collectively the “Third Party Technology Licenses”), and the Contracts set forth in Section 3.17(g)(2) of the Disclosure Letter pursuant to which the Company or its Subsidiaries have been granted or otherwise receive any right to use, exercise or practice any right under any third party Intellectual Property Rights (the “Third Party IP Licenses” and, together with the Third Party Technology Licenses, the “Third Party Licenses”), the Company Intellectual Property constitutes all of the Technology and Intellectual Property Rights that are used in, necessary to or otherwise would be infringed by the conduct of the business of the Company or any of its Subsidiaries as it currently is conducted or planned to be conducted, including the design, development, manufacture, use, import, marketing, licensing out and sale of any product, technology or service (including products, technology or services currently under development). Section 3.17(g)(1) of the Disclosure Letter also indicates for each Third Party Technology License the type or nature of the software (e.g. tools, utilities, modules, libraries, etc.) or other Technology provided thereunder. Section 3.17(g)(1) of the Disclosure Letter also specifies in general categories how all such Technology is used by the Company or any of its Subsidiaries (including whether it is embedded in or distributed with any Company products or services, including the products and services of Subsidiaries. Except as set forth in Section 3.17(g)(1) and Section 3.17(g)(2) of the Disclosure Letter there has been no material failure to comply with the terms of any Third Party License and the Company or its Subsidiaries, as applicable, as well as, to the Knowledge of the Company and/or any of its Subsidiaries, the third party licensors, are in full compliance in all material respects with the terms and conditions of all Third Party Licenses.

(h) Other than (i) the Third Party Licenses and (ii) the non-exclusive licenses, and related Contracts with respect thereto, of the Company products and services (including the products and services of Subsidiaries) to end-users pursuant to written Contracts that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s or any Subsidiary’s standard form(s) of end-user license including attachments (which are attached to Section 3.17(h) of the Disclosure Letter) (“Company Standard Outbound Licenses”), Section 3.17(h) of the Disclosure Letter lists all Contracts to which the Company is a party with respect to any Company Intellectual Property or other Technology or Intellectual Property Rights.

(i) No third party that has licensed Technology or Intellectual Property Rights to the Company or any of its Subsidiaries has ownership rights or license rights to improvements or derivative works made by the Company or any of its Subsidiaries in such Technology that has been licensed to the Company or any of its Subsidiaries.

(j) There are no Contracts between the Company or any of its Subsidiaries and any other Person with respect to Company Intellectual Property or other Technology or Intellectual Property Rights used in and/or necessary to the conduct of the business as it is currently conducted or planned to be conducted under which there is any threatened or ongoing action, claim or proceeding or, to the Knowledge of the Company and/or any of its Subsidiaries, other dispute regarding the scope of such Contract, or performance under such Contract, including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder.

(k) The operation of the business of the Company and its Subsidiaries as it is currently conducted, or is contemplated to be conducted, by the Company and its Subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, licensing out and sale of any product, technology or service (including products, technology or services currently under development) of the Company or any of its Subsidiaries does not infringe, misappropriate or dilute, and will not infringe, misappropriate or dilute, when conducted by Parent and/or Sub and/or the Company in substantially the same manner following the Closing, any Intellectual Property Rights of any Person, violate any other right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and neither the Company nor any of its Subsidiaries has received notice from any person claiming that such operation or any Company Intellectual Property (including products, services or other Technology currently under development) infringes, misappropriates or dilutes any Intellectual Property Rights of any Person, violates any other right of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company or any Subsidiary have Knowledge of any reasonable basis therefor). Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has received any offer to license any other Person’s Intellectual Property Rights, where the Company or its Subsidiaries has not otherwise entered into a license for such rights.

(l) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise of any Contracts to which the Company or any of its Subsidiaries is a party, will result in: (i) Parent, any of its subsidiaries, Sub or the Company granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them; (ii) Parent, any of its subsidiaries, Sub or the Company, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses; or (iii) Parent, any of its subsidiaries, Sub or the Company being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(m) To the Knowledge of the Company and/or any of its Subsidiaries, no Person is infringing, diluting, violating or misappropriating any Company Intellectual Property. No such claims or proceedings have been brought or threatened against any Person by or on behalf of the Company or any of its Subsidiaries.

(n) The Company and its Subsidiaries have taken all reasonable steps that are required or necessary to protect the Company’s and any Subsidiary’s rights in confidential information and trade secrets of the Company and its Subsidiaries or provided by any other Person to the Company or any of its Subsidiaries. Without limiting the foregoing and except as set forth in Section 3.17(n) of the Disclosure Letter: (i) the Company and its Subsidiaries have, and enforce, a policy requiring each current and former employee to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard form for employees (a copy of which has been provided to Parent (the “Employee Proprietary Information Agreement”)); (ii) the Company and its Subsidiaries have, and enforce, a policy requiring each current and former consultant or contractor to execute an agreement containing proprietary information, confidentiality and assignment provisions substantially in the Company’s standard form for consultants or contractors (a copy of which has been provided to Parent (the “Consultant Proprietary Information Agreement”)); and (iii) all current and former employees, consultants and contractors of the Company or any of its Subsidiaries have executed an Employee Proprietary Information Agreement or a Consultant Proprietary Information Agreement, as appropriate. Except for disclosures under Contracts substantially in the applicable foregoing forms, which prohibit use or disclosure except in the performances of services to the Company, there has been no disclosure of any material confidential information or trade secrets of the Company or its Subsidiaries.

(o) No Company Intellectual Property, Intellectual Property Rights or service of the Company or any of its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property.

(p) No (i) product, technology, service or publication of the Company or any of its Subsidiaries, (ii) material published or distributed by the Company or any of its Subsidiaries, or (iii) conduct or statement of the Company or any of its Subsidiaries, constitutes a defamatory statement or material, false advertising or otherwise violates any law or regulation.

(q) No government funding, facilities or resources of a university, college, other educational institution, research center or Governmental Entity or funding from third parties (other than private investors in the ordinary course of business) was used in the development of the Company Intellectual Property and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property.

(r) To the Knowledge of the Company and/or any of its Subsidiaries no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for any Governmental Entity, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(s) Section 3.17(s) of the Disclosure Letter lists, by name and project URL, all software that is distributed as “open source software” or under a similar licensing or distribution model (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (collectively, “Open Source Software”) that has been used, linked to and/or incorporated into any Company product or service (including any product or service of Subsidiaries) in any way and describes the manner in which such Open Source Software was used and/or incorporated (such description shall include whether (and, if so, how) the Open Source Software was modified and/or distributed by the Company and whether (and if so, how) such Open Source Software was incorporated into and linked in any Company product or service, including any product or service of Subsidiaries). Neither the Company nor any Subsidiary has used, modified and/or incorporated Open Source Software in any manner that would or could: (i) require the disclosure or distribution in source code form of any Company Intellectual

Property; (ii) require the licensing of any Company Intellectual Property for the purpose of making derivative works; (iii) impose any restriction on the consideration to be charged for the distribution of any Company product or service, including any product or service of Subsidiaries; (iv) create, or purport to create, obligations for the Company or any of its Subsidiaries with respect to Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under Company Intellectual Property; or (v) impose any other material limitation, restriction, or condition on the right of the Company or any of its Subsidiaries to use or distribute any Company product or service, including any product or service of Subsidiaries. With respect to the Open Source Software that is or has been used, modified and/or incorporated by the Company or any of its Subsidiaries in any way, the Company and each of its Subsidiaries has been and is in compliance with all applicable licenses with respect thereto. The name and URL for each such license is listed in Section 3.17(s) of the Disclosure Letter next to each corresponding item of Open Source Software governed by the license.

(t) Except for the warranties and indemnities contained in the Company Standard Outbound Licenses and warranties and conditions implied by law which cannot be disclaimed, neither the Company nor any of its Subsidiaries has made or given any, and there are no other, warranties, conditions or indemnities of any kind (including with respect to Intellectual Property Rights infringement) relating to products or other Technology sold or services rendered by the Company or any of its Subsidiaries, that are not capped to a maximum amount of liability equal to the greater of $200,000 or the total amounts paid under the applicable Contract.

(u) The Company has provided Parent a schedule of product and service releases which schedule is included in Section 3.17(u) of the Disclosure Letter. The Company has a good faith reasonable belief that it can achieve the release of products and services on such schedule of releases and is not currently aware of any change in its circumstances or other fact or circumstance that has occurred or may occur that would cause it to be unable to meet such release schedule.

(v) Neither the Company nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Intellectual Property except for disclosures to employees, contractors or consultants under Contracts that prohibit use or disclosure except in the performances of services to the Company or as set forth in Section 3.17(v) of the Disclosure Letter.

(w) Section 3.17(w) of the Disclosure Letter generally describes all Personally Identifiable Information collected by the Company or any of its Subsidiaries in the conduct of its business, including through Internet websites owned, maintained or operated by the Company or any of its Subsidiaries (“Company Sites”), and through any services provided to customers of the Company (“Company Services”). The Company has a written privacy policy that applies to it and each of its Subsidiaries (“Company Privacy Policy”) relating to: (i) the privacy of users of Company Sites; and (ii) the collection, use, storage, transfer and any other processing and disclosure of any Personally Identifiable Information collected or used by the Company or any of its Subsidiaries in any manner in the conduct of its business, and that complies with all applicable Privacy Laws. The Company and each of its Subsidiaries has complied with all applicable Privacy Laws, contractual and fiduciary obligations, and its Privacy Policies. The execution, delivery and performance of this Agreement complies with all applicable Privacy Laws and with the Company Privacy Policies. Copies of the current and prior Company Privacy Policies are attached to Section 3.17(w) of the Disclosure Letter. The Company

Privacy Policies and all materials distributed or marketed by the Company or any of its Subsidiaries have at all times made all disclosures to users or customers required by applicable laws (including applicable Privacy Laws in any jurisdiction in which the Company or any Subsidiary conducts business or offers products or services), and none of such disclosures made or contained in Company Privacy Policies or in any such materials has been inaccurate, misleading or deceptive or in violation of any applicable laws (including applicable Privacy Laws).

(x) With respect to all Personally Identifiable Information described in Section 3.17(w) of the Disclosure Letter, the Company and each of its Subsidiaries has at all times taken all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the Personally Identifiable Information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. There has been no unauthorized access to, disclosure or misuse of any such Personally Identifiable Information.

(y) Section 3.17(y) of the Disclosure Letter sets forth the Company’s and any Subsidiary’s current (as of the date hereof) list of known bugs maintained by its development or quality control groups with respect to the products, services and other Technology of the Company or any of its Subsidiaries.

(z) All products and services (and all parts thereof) of the Company or any of its Subsidiaries, as well as the IT Systems, are free of any and all “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such product or service (or all parts thereof) of the Company or any of its Subsidiaries or the data or software of users (“Contaminants”). The Company and each of its Subsidiaries endeavors to prevent the introduction of Contaminants into Company products and services (including any products and services of Subsidiaries) and IT Systems from software licensed from third parties using the procedures specified in an attachment to Section 3.17(z) of the Disclosure Letter.

(aa) The Company and each of its Subsidiaries has taken the necessary steps, in accordance with applicable industry standards, and implemented the procedures specified in the attachment to Section 3.17(z) of the Disclosure Letter to protect the IT Systems from Contaminants and to ensure the security, integrity, uptime and reliability of the IT Systems and the data stored thereon. The Company and each of its Subsidiaries have the disaster recovery and security plans, procedures and facilities for the business specified in the attachment to Section 3.17(z) of the Disclosure Letter. There have been no unauthorized intrusions or breaches or other material failures of the IT Systems.

(bb) Without limiting the generality of Section 3.17(g) of this Agreement, the IT Systems are sufficient for the conduct of the Company’s and its Subsidiaries’ business, including as necessary to comply with its service level and other obligations to customers. Without limiting the generality of Section 3.18(b) of this Agreement, the Company and its Subsidiaries, as well as the third party suppliers of the IT Systems and related services, are in compliance in all material respects with the terms and conditions of all Contracts concerning the IT Systems. Without limiting the generality of Section 3.5 and Section 3.6 of this Agreement, there are no contractual provisions whereby the ownership, benefit or use of the IT Systems by Company or a Subsidiary, or their assignees or successors, may be lost or restricted in any manner by virtue of the performance of this Agreement.

(cc) As of the Closing Date, the IT Systems will not contain third party software or other Technology which is not available from third party suppliers on arm’s length standard commercial terms.

3.18 Agreements, Contracts and Commitments. Except as set forth in Section 3.18 of the Disclosure Letter (specifying the appropriate paragraph):

(a) Neither Company nor any of its Subsidiaries is a party to, or is it bound by:

(i) any: (1) employment, contractor or consulting agreement, contract or commitment with an Employee or individual consultant, contractor, or salesperson not in the Company’s standard form; (2) any agreement, contract or commitment to grant any bonus, severance, change in control or termination pay (in cash or otherwise) to any Employee; or (3) any contractor, consulting or sales agreement, contract, or commitment with a firm or other organization;

(ii) any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or in connection with additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any fidelity or surety bond or completion bond;

(iv) any collective bargaining, union or works council agreements;

(v) any lease of personal property having a value in excess of CDN$25,000 individually or CDN$50,000 in the aggregate;

(vi) any Contract, other than Company Standard Outbound Licenses, that provides for surety, guaranty or indemnification obligations of the Company or any of its Subsidiaries, which obligations are not capped to a maximum amount of liability equal to the greater of CDN$100,000 or the total amounts paid under the Contract;

(vii) any Contract relating to capital expenditures and involving future payments in excess of CDN$25,000 individually or CDN$50,000 in the aggregate;

(viii) any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business (which includes the business of any and all Subsidiaries);

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(x) any purchase order or Contract for the purchase of materials involving in excess of CDN$25,000 individually or CDN$50,000 in the aggregate;

(xi) any construction contracts;

(xii) any joint marketing, affiliate, joint venture, partnership, strategic alliance or development Contract;

(xiii) any Contract to alter the Company’s interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(xiv) any Contract pursuant to which the Company or any of its Subsidiaries has undertaken to, or pursuant to which the receipt of revenue is contingent upon, the delivery of products or service offerings not in commercial existence as of the date hereof, and specifically not contingent upon the release of any new product or new version of an existing product;

(xv) any dealer, distribution, sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other Contract for use or distribution of the products, services or other Technology of the Company or any of its Subsidiaries; or

(xvi) any other Contract, including any service, operating or management agreement or arrangement with respect to any of the Leased Real Property, that involves CDN$25,000 individually or CDN$50,000 in the aggregate or more and is not cancelable without penalty within 30 days.

(b) Each Contract to which the Company or any of its Subsidiaries is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company or any of its Subsidiaries, as applicable, enforceable against each of the parties thereto in accordance with its terms, and is in full force and effect, unamended, with respect to the Company or any of its Subsidiaries, as applicable, and, to the Knowledge of the Company and/or any of its Subsidiaries, any other party thereto. The Company and each of its Subsidiaries is in material compliance with, and has not materially breached, violated or defaulted under, or received notice or has any reason to believe that a customer may assert that it has materially breached, violated or defaulted under, any of the terms or conditions of any such Contract, nor to the Knowledge of the Company and/or any of its Subsidiaries is any party obligated to the Company and/or any of its Subsidiaries pursuant to any such Contract subject to any breach, violation or default thereunder, nor does the Company and/or any of its Subsidiaries have Knowledge of any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by the Company or any of its Subsidiaries or any such other party. True and complete copies of each Contract disclosed in the Disclosure Letter or required to be disclosed pursuant to this Section 3.18 (each a “Material Contract” and collectively, the “Material Contracts”) have been delivered to Parent.

(c) The Company and each of its Subsidiaries has fulfilled all material obligations required pursuant to each Contract to have been performed by the Company or any of its Subsidiaries prior to the date hereof, and, without giving effect to the Arrangement, the Company and each of its Subsidiaries will fulfill, when due, all of its obligations under the Material Contracts that remain to be performed after the date hereof.

(d) All outstanding indebtedness of the Company or any of its Subsidiaries, other than indebtedness owing under the Company Convertible Debentures, may be prepaid without penalty.

3.19 Interested Party Transactions. No officer, director or other securityholder of the Company or any of its Subsidiaries (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly: (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell; (ii) any interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries, any goods or services; or (iii) a beneficial interest in any Contract to which the Company or any of its Subsidiaries is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.19. There are no agreements, contracts, or commitments with regard to contribution or indemnification between or among any of the securityholders of the Company. Neither the Company nor any of its Subsidiaries is indebted to any director, officer, employee, agent, consultant or independent contractor of the Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses). Other than as disclosed in any of the Company Public Documents and as set forth in Section 3.19 of the Disclosure Letter, no director, officer, employee, agent, consultant or independent contractor of the Company or any of its Subsidiaries is a party to any loan, contract, arrangement or understanding or other transactions with the Company or any of its Subsidiaries required to be disclosed pursuant to applicable Canadian Securities Laws.

3.20 Governmental Authorization. Each material consent, license, permit, grant or other authorization: (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties; or (ii) which is required for the operation of the Company’s business (which includes the business of any and all Subsidiaries) as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company and/or any of its Subsidiaries, as the case may be. The Company and each of its Subsidiaries is and has been at all times in compliance, in all material respects, with all Company Authorizations. The Company Authorizations are valid, subsisting and in full force and effect and constitute all Company Authorizations required to permit the Company and each of its Subsidiaries to operate or conduct its business or hold any interest in its properties or assets. All Company Authorizations are set out in Section 3.20 of the Disclosure Letter. The Company and each of its Subsidiaries is not in default or breach of any Company Authorization and no proceeding is pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened to revoke or limit any Company Authorization. All Company Authorizations are renewable by their terms or in the ordinary course without the need for the Company or any of its Subsidiaries to comply with any special rules or procedures, agree to any materially different terms or conditions or pay any amounts other than routine filing fees. No securityholder, director or officer of the Company or any of its Subsidiaries nor any affiliate of the foregoing owns or has any proprietary, financial or other interests (direct or indirect) in any Company Authorization.

3.21 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company and/or any of its Subsidiaries, threatened, against the Company and/or any of its Subsidiaries, their respective properties (tangible or intangible, including the Leased Real Property) or any of their respective officers or directors, nor to the Knowledge of the Company and/or any of its Subsidiaries is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of the Company and/or any of its Subsidiaries, threatened, against the Company and/or any of its Subsidiaries, any of their respective properties (tangible or intangible, including the Leased Real Property) or any of their respective officers or directors by or before any Governmental Entity, nor to the Knowledge of the Company and/or any of its Subsidiaries is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company and/or any of its Subsidiaries to conduct their respective operations as presently or previously conducted or as currently contemplated to be conducted. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company and/or any of its Subsidiaries, threatened, against any Person who has a contractual right or a right pursuant to BC Laws or any other applicable Laws to indemnification from the Company and/or any of its Subsidiaries related to facts and circumstances existing prior to the Effective Time, nor are there, to the Knowledge of the Company and/or any of its Subsidiaries, any facts or circumstances that would give rise to such an action, suit, claim or proceeding.

3.22 Minute Books. The minute books of the Company and each of its Subsidiaries delivered to Parent contain complete and accurate records of all actions taken, and summaries of all meetings held, by the shareholders, the board of directors (and any committees thereof) since the time of incorporation up to the date of delivery to Parent of the Company and each of its Subsidiaries, as the case may be. All corporate proceedings and actions reflected in such minute books have been conducted or taken in compliance with all applicable laws and the Constating Documents of the Company or the organizational documents of each of its Subsidiaries, as applicable. The Company has provided written notice to Parent of any and all subsequent records to be included in such minute books since such date of delivery to Parent. At the Closing, the minute books of the Company and each of its Subsidiaries will be in the possession of the Company.

3.23 Environmental Matters. Neither the Company nor any of its Subsidiaries: (i) has received any notice or other communication of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) has disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, distributed, sold or otherwise placed on the market Hazardous Materials or any product containing Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; (iii) has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company or any of its Subsidiaries; (iv) has Knowledge of any fact or circumstance that could involve the Company or any of its Subsidiaries in any environmental litigation or impose upon the Company or any of its Subsidiaries any environmental liability; (v) has been and is in compliance with all Environmental Laws; and (vi) has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all records in the Company’s or any Subsidiary’s possession concerning the Hazardous Materials Activities of the Company or any of its Subsidiaries and all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company or any of its Subsidiaries. There are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company or any of its Subsidiaries such as could give rise to any liability or corrective or remedial obligation of the Company or any of its Subsidiaries under any Environmental Laws.

3.24 Anti-Takeover Provisions. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under any Law applicable to the Company is applicable to this Agreement or the Arrangement.

3.25 Shareholder Rights Plan. The Company has no shareholder rights plan or similar plan and no such plan is contemplated to be put in place by the Company.

3.26 Opinion of Financial Advisor. The board of directors of the Company has received the opinion of Evans & Evans, Inc., dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Arrangement by the holders of the Acquired Securities as set forth herein is fair from a financial point of view to holders of such Acquired Securities (the “Fairness Opinion”). A correct and complete copy of the Fairness Opinion has been delivered to Parent. The Company has been authorized by Evans & Evans, Inc. to permit the inclusion of the Fairness Opinion and references thereto in the Information Circular, subject to prior review and consent by Evans & Evans, Inc. (such consent not to be unreasonably withheld or delayed).

3.27 Brokers’ and Finders’ Fees. Except as disclosed in Section 3.27 of the Disclosure Letter, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, contingent or otherwise, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will Parent or Sub incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company and/or any of its Subsidiaries, where the Company and/or its Subsidiaries, prior to the Effective Time, shall pay any and all amounts owing in respect to such liabilities in full and final satisfaction thereof. Section 3.27 of the Disclosure Letter sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees.

3.28 Employee Benefit Plans and Compensation.

(a) Schedule. Section 3.28(a) of the Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement under which there are current or may be future Company obligations or liabilities. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has made any plan or commitment to: (i) establish any new Company Employee Plan or Employee Agreement; (ii) to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement); or (iii) to adopt or enter into, or contribute or agree to contribute to, any Company Employee Plan or Employee Agreement. Section 3.28(a) of the Disclosure Letter sets forth a table setting forth the name, hire date, salary, commissions, bonus (target and maximum), exempt/non-exempt status, and accrued but unpaid vacation balances of each current employee of the Company, any of its Subsidiaries and any ERISA Affiliate as of the date hereof. To the Knowledge of the Company and/or any of its Subsidiaries, no employee listed in Section 3.28(a) of the Disclosure Letter intends to terminate his or her employment for any reason. Section 3.28(a) of the Disclosure Letter contains an accurate and complete list of all Persons that have a service, consulting or advisory relationship with the Company or any of its Subsidiaries and a brief description of such relationship. No Company Employee Plan permits by its terms participation in or provides benefits to any Consultant or Director.

(b) Documents. The Company has provided to Parent: (i) correct and complete copies of all documents (or, to the extent no such copy exists, an accurate written description) embodying each Company Employee Plan (including each International Employee Plan, if any) and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents or other funding instruments; (ii) the three most recent annual reports (Form Series 5500 and all schedules, audit reports and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) if a Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with any summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company or any of its Subsidiaries; (vii) all correspondence to or from any Governmental Entity relating to any Company Employee Plan; (viii) the form of all COBRA forms and related notices; (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all nondiscrimination test reports and summaries for each Company Employee Plan for the three most recent plan years; (xi) all registration statements, annual reports and prospectuses prepared in connection with each Company Employee Plan; (xii) all HIPAA Privacy Notices, the form of notices of creditable coverage, and all business associate agreements to the extent required under HIPAA; (xiii) all IRS determination or opinion letter issued, and all applications and correspondence with the IRS and/or the DOL with respect to such application or letter with respect to each Company Employee Plan; and (xiv) any other material documentation related to the Company Employee Plans or Employee Agreements.

(c) Employee Plan Compliance. (i) The Company and each of its Subsidiaries and each ERISA Affiliate has performed in all material respects all obligations required to be performed by them under, is not in default or violation of, and the Company and each of its Subsidiaries and each ERISA Affiliate has no Knowledge of any default or violation by any other party to, any Company Employee Plan; (ii) each Company Employee Plan has been established, registered, qualified, amended, funded and maintained in all material respects in compliance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including, but not limited to, ERISA or the Code; (iii) each Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and incorporates or has been amended to incorporate all provisions required to comply with currently applicable legislation, and there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect its tax-qualified status; (iv) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Sections 4975(c)(2) and 4975(d) of the Code or Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (v) there are no actions, suits or claims pending, threatened or, to the Knowledge of the Company and/or any of its Subsidiaries, reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (vi) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any of its Subsidiaries, Sub or any ERISA Affiliate (other than ordinary administration expenses); (vii) there are no audits, inquiries or proceedings pending or to the Knowledge of the Company and/or any of its Subsidiaries or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan; (viii) neither the Company nor any of its Subsidiaries nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; and (ix) the Company and each of its Subsidiaries has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d) No Pension Plan or Funded Welfare Plans or MEWAs. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to or agreed to contribute to, or otherwise be part of any: (i) Pension Plan, including but not limited to, a plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) a “funded welfare plan” within the meaning of Section 419 of the Code; or (iii) a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employer (including one or more self-employed individuals), or to their beneficiaries.

(e) No Self-Insured Plan. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or agreed to contribute to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies) and no Company Employee Plan is self-insured.

(f) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company or any of its Subsidiaries or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) and 4001(a)(3) of ERISA). Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(g) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with such post-termination or retiree life insurance, health or other employee welfare benefits, except to the extent required by statute.

(h) COBRA; FMLA; CFRA; HIPAA. The Company and each of its Subsidiaries and each ERISA Affiliate has, prior to the Effective Time, complied in all material respects with COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 and any similar provisions of state law applicable to its Employees and the applicable Company Employee Plan. To the extent required under HIPAA and the regulations issued thereunder, the Company and each of its Subsidiaries has, prior to the Effective Time, performed in all material respects all obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the nondiscrimination requirements of HIPAA (45 C.F.R. Parts 144 and 146), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142) as applicable to any Company Employee Plan.

(i) Effect of Transaction. A Change of Control Trigger will not: (1) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee (an “Employee Payment”); (2) result in any forgiveness of indebtedness; (3) materially increase any benefits otherwise payable by the Company or any of its Subsidiaries; or (4) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code ((1) through (4) together, the “Change of Control Benefits”). “Change of Control Trigger” shall mean either: (x) the execution and delivery of this Agreement; (y) the approval by the Arrangement Securityholders of the Arrangement, this Agreement and the consummation of the transactions contemplated hereby; or (z) the consummation of the transactions contemplated hereby (either alone or in connection with any other event, including any termination of employment or service). “Change of Control Agreement” shall mean each Company Employee Plan and each Employee Agreement under which a Change of Control Trigger will or could result in any Change of Control Benefits (without regard to any amendment(s) thereto entered into in accordance with the Recitals of this Agreement). Section 3.28(i) of the Disclosure Letter lists all Change of Control Agreements.

(j) Employment Matters. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and wages (including overtime wages) and hours, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims, audits, investigations or administrative matters pending, or to the Knowledge of the Company and/or any of its Subsidiaries threatened or reasonably anticipated against the Company or any of its Subsidiaries or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or to the Knowledge of the Company and/or any of its Subsidiaries threatened or reasonably anticipated claims or actions against Company, any of its Subsidiaries, any Company trustee under any worker’s compensation policy or long-term disability plan. Neither the Company nor any Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. The services provided by each of the Company’s, any of its Subsidiaries’ and its ERISA Affiliates’ Employees is terminable at the will of the Company, such Subsidiary and its ERISA Affiliates, as applicable and any such termination would result in no liability to the Company, such Subsidiary or any ERISA Affiliate, as applicable. Section 3.28(j) of the Disclosure Letter lists all severance payments stipulated to be paid under employment agreements (other than severance payments required by the Employment Standards Act of British Columbia or payable at common law) of the Company or any of its Subsidiaries to any Employee, that are payable as a result of the termination by the Company or any of its Subsidiaries or Parent of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof. Neither the

Company nor any of its Subsidiaries nor any ERISA Affiliate has direct or indirect liability with respect to (a) any misclassification of any person as an independent contractor rather than as an employee, (b) any employee leased from another employer or (c) any person classified as an exempt employee rather than as a non-exempt employee.

(k) Labor. No slowdown, concerted refusal to work overtime, work stoppage, labor strike, or other labor dispute against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company and/or any of its Subsidiaries, threatened, or reasonably anticipated. Neither the Company nor any of its Subsidiaries has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or to the Knowledge of the Company and/or any of its Subsidiaries threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any of its Subsidiaries is presently, or has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary has ever taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(l) No Interference or Conflict. To the Knowledge of the Company and/or any of its Subsidiaries, no securityholder, director, officer, Employee or consultant of the Company or any of its Subsidiaries is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or any of its Subsidiaries or that would interfere with the Company’s business (which includes the business of any and all of its Subsidiaries). Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business (which includes the business of any and all of its Subsidiaries) as presently conducted or proposed to be conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s business (which includes the business of any and all of its Subsidiaries) as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company and/or any of its Subsidiaries, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound.

(m) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has liabilities, that as of the Closing Date, will not be offset in full by insurance or otherwise be fully accounted for on a basis which complies with International Accounting Standard 19 (IAS 19) (whether or not IAS 19 applies to the Company or, if relevant, any of its Subsidiaries). Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits). To the extent applicable, each International

Employee Plan has been approved by the relevant taxation and other Governmental Entities so as to enable: (i) the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant International Employee Plan and (ii) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply. No promise has been made to any Foreign Employee that his defined contribution benefits under any Funded International Employee Plan will at any point in the future equate to or not be less than any particular amount.

3.29 Insurance. Section 3.29 of the Disclosure Letter lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any of its Subsidiaries or any ERISA Affiliate, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. No material claims have been made under such policies or bonds since the Interim Date and there is no claim by the Company, any Subsidiary or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or any of its Subsidiaries or any ERISA Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company and its Subsidiaries and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any such policies and bonds. Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since five years prior and remain in full force and effect. The Company and each of its Subsidiaries have no Knowledge of threatened termination of, or premium increase with respect to, any of such policies. Neither the Company, any of its Subsidiaries nor any affiliate of the Company has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan. The consummation of the Arrangement will not, in and of itself, cause the revocation, cancellation or termination of any such policy or bond.

3.30 Compliance with Laws. The Company and each of its Subsidiaries and all assets and properties of the Company and each of its Subsidiaries (including all Leased Real Property) has materially complied and is in material compliance with, is not in material violation of, and has not received any notices of a suspected, potential or actual violation with respect to, any foreign, federal, state or local statute, Law or regulation applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations. The Company and each of its Subsidiaries hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities, or required by Governmental Entities to be obtained, in each case necessary for the lawful conduct of their respective businesses (collectively, “Permits”). The Company and its Subsidiaries are and have been in compliance in all material respects with the terms of all Permits. Since January 1, 2008, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Entity: (a) claimed or alleged that the Company or any of its Subsidiaries was not in compliance with all Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations; or (b) was considering the amendment, termination, revocation or cancellation of any Permit. The consummation of the Arrangement, in and of itself, will not cause the revocation or cancellation of any Permit.

3.31 Export Control Laws. The Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with: (i) all applicable U.S. and Canadian export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations; and (ii) all other applicable import/export controls in other countries in which the Company or any of its Subsidiaries conducts business. Without limiting the foregoing:

(a) The Company and each of its Subsidiaries has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for: (i) the export and reexport of products, services, software and technologies; and (ii) releases of technologies and software to foreign nationals located in the United States, Canada and abroad (“Export Approvals”);

(b) The Company and each of its Subsidiaries is in compliance with the terms of all applicable Export Approvals;

(c) There are no pending or, to the Company’s Knowledge and/or the Knowledge of any of its Subsidiaries, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals;

(d) To the Company’s Knowledge and/or the Knowledge of any of its Subsidiaries, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that may give rise to any future claims;

(e) No Export Approvals for the transfer of export licenses to Parent or Sub, or such Export Approvals can be obtained expeditiously without material cost; and

(f) Section 3.31(f) of the Disclosure Letter sets forth the true, complete and accurate export control classifications applicable to the products, services, software and technologies of the Company and its Subsidiaries.

3.32 Warranties; Indemnities. Except for the warranties and indemnities that do not materially differ from those contained in the contracts and agreements set forth in Section 3.32 of the Disclosure Letter and warranties implied by law, neither the Company nor any of its Subsidiaries has given any warranties or indemnities relating to products or technology sold or services rendered by the Company or any of its Subsidiaries.

3.33 Substantial Customers and Suppliers.

(a) Section 3.33(a) of the Disclosure Letter lists each of the 100 largest customers of the Company and its Subsidiaries on the basis of projected recurring subscription fees to cover each such customer’s use of the Company’s software products over the twelve (12) month period ending September 30, 2011 (“Annual Software Fees”) and, for each such customer, the contract start date, contract end date and Annual Software Fees.

(b) Section 3.33(b) of the Disclosure Letter lists the 25 largest suppliers of the Company and its Subsidiaries on the basis of cost of goods or services purchased for the twelve month period ending on the Interim Date.

(c) Other than as set forth in Section 3.33(c) of the Disclosure Letter, no such customer or supplier has: (i) ceased or materially reduced its purchases from or sales or provision of services to the Company or any of its Subsidiaries or threatened to withhold or delay payment since the beginning of such twelve month period, (ii) to the Knowledge of the Company and/or any of its Subsidiaries, threatened to cease or materially reduce such purchases or sales or provision of services; or (iii) to the Knowledge of the Company and/or the Knowledge of any of its Subsidiaries been threatened with bankruptcy or insolvency.

3.34 Complete Copies of Materials. The Company has delivered true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel, including all Contracts and other documents listed in the Disclosure Letter.

3.35 Reporting Issuer. The Company is a reporting issuer in British Columbia and Alberta and is not in default of any requirement of the Canadian Securities Laws or the securities laws of any other applicable jurisdiction. The Company has filed all required reports, schedules, forms, certifications, prospectuses, information circulars and other documents with the Canadian Securities Regulators since July 20, 1999 and prior to the date hereof (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company Public Documents”). None of the Subsidiaries is required to file any documents with the Canadian Securities Regulators. As of their respective dates of filing with the Canadian Securities Regulators, the Company Public Documents complied in all material respects with the requirements of Canadian Securities Laws applicable to such Company Public Documents, and none of the Company Public Documents as of such respective dates, nor any other communication disseminated by the Company to its securityholders since July 20, 1999 and prior to the date hereof as of their respective dissemination dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from staff of the Canadian Securities Regulators with respect to the Company Public Documents. To the Knowledge of the Company and/or any of its Subsidiaries, none of the Company Public Documents is the subject of ongoing review or investigation by the Canadian Securities Regulators. The Company has not filed any confidential material change report with any of the Canadian Securities Regulators that at the date hereof remains confidential. Neither the Company nor any of its Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. The Company is not an investment company registered or required to be registered under the United States Investment Company Act of 1940, as amended. The Company is a “foreign private issuer” (as such term is defined in Rule 3b-1 under the Exchange Act). The Company Common Shares are not registered pursuant to Section 12 of the Exchange Act.

3.36 Information in Information Circular. The Information Circular and any other document filed with the Canadian Securities Regulators by the Company in connection with the Arrangement (or any amendment thereof or supplement thereto), at the date first mailed to the Arrangement Securityholders, at the time of the Meeting and at the time filed with the Canadian Securities Regulators, as the case may be, will comply in all material respects with applicable requirements under Canadian Securities Laws, the BCBCA and other applicable Laws, and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Sub specifically for inclusion in such documents. The information prepared by the Company furnished on or in any document mailed, delivered or otherwise furnished to Arrangement Securityholders by the Company in connection with the solicitation of their consent to this Agreement, the Arrangement, the transactions contemplated hereby and the other matters contemplated by Section 6.9 hereof, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading.

3.37 Insolvency. Neither the Company nor any of the Subsidiaries has committed an act of bankruptcy or sought protection from the creditors thereof before any court or pursuant to any legislation, proposed a compromise or arrangement to the creditors thereof generally, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to be declared bankrupt or wound up, taken any proceeding to have a receiver appointed of any of the assets thereof, had any Person holding any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement or other security interest or receiver take possession of any of the property thereof, had an execution or distress become enforceable or levied upon any portion of the property thereof or had any petition for a receiving order in bankruptcy filed against it.

3.38 Bank Accounts and Powers of Attorney. Section 3.38 of the Disclosure Letter is a true, correct and complete list showing: (i) the name and address of each bank branch in which the Company or any of its Subsidiaries has an account or safety deposit box and the names of all Persons authorized to draw on the account or to have access to the safety deposit box; and (ii) the names of all Persons holding powers of attorney for the Company or any of its Subsidiaries. True, correct and complete copies of all powers of attorney granted by the Company or any of its Subsidiaries have been provided to Parent.

3.39 Representations Complete. None of the representations or warranties made by the Company (as modified by the Disclosure Letter) in this Agreement, and none of the statements made in any schedule or certificate furnished by the Company pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Sub hereby represents and warrants to the Company that on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

4.1 Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of British Columbia. Each of Parent and Sub has the corporate power and authority to own its properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Parent material adverse effect.

4.2 Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their respective terms, except as such enforceability: (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally; and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

4.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Parent and Sub of this Agreement and each of the other Related Agreements to which such Person is a party do not, and the performance of this Agreement and each of the other Related Agreements to which such Person is a party by Parent or Sub will not: (i) conflict with or violate the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Sub; or (ii) conflict with or violate in any material respect any Law or Order in each case applicable to Parent or Sub or by which its or any of their respective properties, rights or assets is bound or affected.

(b) Except for: (i) filings required under, and compliance with other applicable requirements of, applicable Canadian Securities Laws and the rules and policies of the TSX Venture Exchange, (ii) any approval or filings required by the Interim Order; (iii) any approval of filings required by the Final Order; (iv) the Required Filings; and (v) filings required under, and compliance with other applicable requirements of, the Investment Canada Act no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Arrangement, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, could not, individually or in the aggregate, reasonably be expected to have a Parent material adverse effect.

(c) The execution and delivery by Parent and Sub of this Agreement do not, and the performance by Parent and Sub of this Agreement shall not, require Parent or Sub to obtain the Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Person or Governmental Entity, except for the filing of the Required Filings with the Registrar in accordance with BC Law, compliance with applicable requirements of the Canadian Securities Laws and compliance with any applicable foreign or state securities or “blue sky” laws, such Approvals as have already been obtained and such Approvals as would not have a Parent material adverse effect.

4.4 Information Supplied. The information furnished in writing to the Company by Parent and Sub specifically for inclusion in the Information Circular will not, at the time the Information Circular is first mailed to the Arrangement Securityholders, at the time of the Meeting and at the time filed with Canadian Securities Regulators, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.5 Cash Resources. Parent has sufficient cash resources to pay the Consideration as contemplated herein.

4.6 Share Ownership. Neither Parent nor any of its Affiliates is the beneficial owner of any Company Common Shares.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to conduct the business of Company and to cause each of its Subsidiaries to conduct the business of each respective Subsidiary, except to the extent that Parent shall otherwise consent in writing in accordance with Section 5.2 hereof, in the ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due (subject to Parent’s review and consent to the filing of any Tax Return, as set forth in Section 5.1(e) below), to pay or perform other obligations when due, comply in all material respects with all applicable Laws and the requirements of all Material Contracts, keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than changes to such policies made in the ordinary course of business and, to the extent consistent with such business, to preserve intact the present business organizations of the Company and its Subsidiaries, keep available the services of the present officers and Employees of the Company and its Subsidiaries and preserve the relationships of the Company and its Subsidiaries with their customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing business of the Company and its Subsidiaries at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and its Subsidiaries and any material event involving the Company and/or any of its Subsidiaries that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Effective Time. Except as expressly contemplated by this Agreement and except as expressly set forth in Section 5.1 of the Disclosure Letter, the Company shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of Parent in accordance with Section 5.2 hereof:

(a) cause or permit any modifications, amendments or changes to the Constating Documents or organizational documents of any Subsidiary;

(b) undertake any expenditure, transaction or commitment exceeding CDN$25,000 individually or CDN$50,000 in the aggregate or any commitment or transaction of the type described in Section 3.15 hereof;

(c) pay, discharge, waive or satisfy, in an amount in excess of CDN$25,000 in any one case, or CDN$50,000 in the aggregate, any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Unaudited Financials;

(d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by Canadian GAAP; make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in Canadian GAAP or applicable Law;

(e)(1) fail to duly and timely file all Returns required to be filed by them, which shall be correct and complete in all respects, (2) fail to pay, withhold, collect and remit in a timely fashion all amounts required to be so paid, withheld, collected or remitted, and (3) without the prior consent of Parent, (A) make, rescind or change any Tax election, adopt or change any Tax accounting period, or enter into any Tax sharing agreement, (B) settle (or offer to settle) any Tax claim or assessment, (C) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, (D) file any material Return unless a copy of such Return has been delivered to Parent for review a reasonable time prior to filing and Parent has approved such Return, or (E) amend any Return or change from most recent practice any manner of reporting income or claiming deductions for Tax purposes, or (F) take any action or enter into any transaction other than a transaction described in the Plan of Arrangement or a transaction effected at the request of Parent pursuant to Section 6.10 hereof, that would have the effect of reducing, other than in the ordinary course of business, or eliminating the amount of the tax cost “bump” pursuant to paragraphs 88(1)(c) and (d) of the Income Tax Act (Canada) otherwise available to Sub and its successors in respect of the Company Shares or the non-depreciable capital properties owned by the Company and its Subsidiaries;

(f) revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

(g) except for the declaration and payment of any dividends payable on the Company Preferred Shares in accordance with their terms, declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Shares or securities of any Subsidiary, as applicable, or split, combine or reclassify any Company Shares or securities of any Subsidiary, as applicable, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Shares or securities of any Subsidiary, as applicable, or directly or indirectly repurchase, redeem or otherwise acquire any Company Shares or securities of any Subsidiary, as applicable (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Shares or securities of any Subsidiary, as applicable);

(h) increase or otherwise change the salary or other compensation (including equity-based compensation) payable or to become payable to any officer, director, employee, consultant or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash, equity or other property) of an employment, consulting, retention, termination, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement to any such person, other than as required as of the date hereof under any employment agreement disclosed in Section 3.28 of the Disclosure Letter;

(i) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets, including the sale of any accounts receivable of the Company or any of its

Subsidiaries, as applicable, except properties or assets (whether tangible or intangible) which are not Intellectual Property and only in the ordinary course of business and consistent with past practice;

(j) make any loan to any Person or purchase debt securities of any Person or amend the terms of any outstanding loan agreement, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

(k) incur any indebtedness for borrowed money, amend the terms of any outstanding loan agreement, guarantee any indebtedness for borrowed money of any Person, issue or sell any debt securities or guarantee any debt securities of any Person;

(l) waive or release any right or claim of the Company or any Subsidiary, as applicable, including any write-off or other compromise of any account receivable of the Company or any Subsidiary, as applicable;

(m) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company and/or any Subsidiary, as applicable, or relating to any of its businesses, properties or assets for an amount in excess of CDN$25,000 in the aggregate;

(n) issue, sell, grant, dispose of, pledge or otherwise encumber its shares, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its shares, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its shares, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of its shares, voting securities or equity interests, except for the issuance of Company Shares pursuant to the exercise of outstanding Company Options or Company Warrants or the conversion of Company Preferred Shares;

(o)(i) sell, lease, license or transfer to or from any Person any rights to any Company Intellectual Property or Intellectual Property Rights of any Person or enter into any agreement or modify or amend any existing agreement with respect to any Company Intellectual Property or Intellectual Property Rights of any Person, other than Company Standard Outbound Licenses; or (ii) enter into any agreement or modify or amend any existing agreement with respect to the development of any Technology with a third party;

(p) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company or any of its Subsidiaries;

(q) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements, or waive any term or condition thereof or grant any consents thereunder;

(r) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any real property or any part thereof; commit any waste or nuisance on any such property; or make any material changes in the construction or condition of any such property;

(s)(i) terminate, amend or otherwise modify (or agree to do so), or violate the terms of any of the Contracts set forth or described in the Disclosure Letter or enter into, any other new material mortgage, indenture, lease (including all Lease Agreements), contract, covenant, plan, insurance policy or other agreement, instrument or commitment, permit, concession, franchise or license, other than in the ordinary course of business consistent with past practice; (ii) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or in any geographic area; (iii) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Arrangement; or (iv) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement

(t) directly or indirectly, acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material or any equity securities, individually or in the aggregate, to the business of the Company;

(u) grant any severance, change of control or termination pay (whether payable in cash, equity or otherwise) to any Employee, except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof;

(v) adopt, amend or terminate any employee benefit plan, policy or arrangement, or employee stock purchase or stock option plan, or enter into any employment contract (other than offer letters and employment agreements that do not provide for severance pay (other than as required by law) entered into, in the ordinary course of business and consistent with past practice, with newly hired employees who are terminable “at will” and who are not officers of the Company or any of its Subsidiaries) or collective bargaining agreement, pay any special bonus or special remuneration (whether payable in cash, equity or otherwise) to any Employee, or increase the salaries or wage rates or fringe benefits (whether payable in cash, equity or otherwise) (including rights to severance or indemnification) of its Employees, except pursuant to agreements outstanding on the date hereof that have been previously been disclosed in writing to Parent or as required by law or court order;

(w) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;

(x) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock or any other equity or similar incentive awards (including any long term incentive awards), or reprice stock options (through amendment, exchange or otherwise) or authorize cash payments or new equity awards in exchange for any stock options;

(y)(i) hire, offer to hire or terminate any employee that: (1) has a director level or higher title, or (2) that is employed in sales; or (ii) encourage or otherwise cause any Leadership Team Employee to resign from the Company and/or any of its Subsidiaries;

(z) promote, demote, terminate or otherwise change the employment status or titles of any Employee;

(aa) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company or any Subsidiary directly or indirectly holds any interest;

(bb) cancel, amend or renew any insurance policy;

(cc) adopt a shareholders rights plan or a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, amalgamation, plan of arrangement, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Company);

(dd) issue any broadly distributed communication of any nature to Employees (including general communications relating to benefits and compensation) or customers without the prior approval of Parent, except for communications in the ordinary course of business that do not relate to the transactions contemplated hereunder;

(ee) make any representations or issue any communications to employees that are inconsistent with this Agreement or the transactions contemplated thereby, including any representations regarding offers of employment from Parent; or

(ff) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(ee) hereof, or any other action that would: (i) prevent the Company or any of its Subsidiaries from performing, or cause the Company or any of its Subsidiaries not to perform, its covenants or agreements hereunder; or (ii) cause or result in any of its respective representations and warranties contained herein being untrue or incorrect.

5.2 Procedures for Requesting Parent Consent. If the Company or any Subsidiary desires to take an action which would be prohibited pursuant to Section 5.1 hereof without the written consent of Parent, prior to taking such action the Company (on its own behalf or on behalf of such Subsidiary) may request such written consent by sending an e-mail or facsimile to each of the following individuals:

Kaitan Agrawal

Telephone: (925) 452-3126

Facsimile: (925) 452-3001

E-mail address: kagrawal@taleo.com

Josh Faddis

Telephone: (925) 452-3625

Facsimile: (925) 452-3001

Email address: jfaddis@taleo.com

5.3 Payment to Depositary. (a) At or before the Effective Time, Parent shall, subject to the satisfaction or waiver of the conditions precedent contained in this Agreement in its favour, deposit with the Depositary, on behalf of the Company and Sub, sufficient cash to pay the amounts payable to the Shareholders (other than Shareholders who have exercised Dissent Rights) and Eligible Holders pursuant to the Plan of Arrangement. The Company shall provide the Depositary with the requisite information regarding the identity of the holders of Company Options and Company Warrants that are cancelled pursuant to Section 2.3 of the Plan of Arrangement (“Eligible Holders”) and the amounts to which such Eligible Holders have become entitled as a result of such transaction.

5.4 No Solicitation.

(a) The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal, and use best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, its Subsidiaries or Representatives. The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly, take any of the following actions with any party other than Parent and its designees: (i) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; (ii) disclose any information not customarily disclosed to any Person concerning the business, technologies or properties of the Company or any of its Subsidiaries, or afford to any Person access to such properties, technologies, books or records, not customarily afforded such access; (iii) assist or cooperate with any Person in connection with an Acquisition Proposal other than with respect to the purchase of inventory in the ordinary course of business; or (iv) enter into any agreement with any person relating to any Acquisition Proposal; provided, however, that if after the date hereof: (A) the board of directors of the Company and/or any of its Subsidiaries receives an unsolicited, bona fide written Acquisition Proposal in circumstances not involving a breach of this Agreement or any standstill agreement; (B) the board of directors of the Company and/or any of its Subsidiaries reasonably determines in good faith, after consultation with its outside counsel and financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; and (C) after consultation with its outside counsel and financial advisor the board of directors of the Company and/or any of its Subsidiaries determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, then the Company and/or any of its Subsidiaries may, at any time prior to obtaining the Company Securityholder Approval (but in no event after obtaining the Company Securityholder Approval) and after providing Parent not less than 24 hours written notice of its intention to take such actions: (1) furnish information with respect to the Company and/or its Subsidiaries to the Person making such Acquisition Proposal, but only after such Person enters into a customary confidentiality agreement with the Company and/or its Subsidiaries (which confidentiality agreement must be no less favorable to the Company and/or its Subsidiaries (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that: (x) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and/or any of its Subsidiaries and may not restrict the Company and/or any of its Subsidiaries from complying with this Section 5.4; and (y) the Company and/or its Subsidiaries advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company and/or its Subsidiaries delivers to Parent all such information not previously provided to Parent; and (2) participate in discussions and negotiations with such Person regarding such Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.4 by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.

(b) In addition to the other obligations of the Company and its Subsidiaries as set forth in this Section 5.4, the Company shall (and shall cause its Subsidiaries to) promptly advise Parent, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company and/or any of its Subsidiaries in respect of any Acquisition Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company and/or its Subsidiaries shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations. The Company shall indemnify Parent, its representatives and agents from and against any claims by any party to an Acquisition Proposal based upon or arising out of the discussion or consummation of the transactions contemplated by this Agreement.

(c) Except as expressly permitted by this Section 5.4(c), neither the board of directors of the Company, nor any Subsidiary nor any committee thereof shall: (i)(A) fail to make, withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation; (B) recommend, or propose publicly to recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”); or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Acquisition Proposal (other than a confidentiality agreement in accordance with Section 5.4(a)), or terminate or fail to consummate the transactions contemplated hereunder, or breach its obligations hereunder, or propose or agree to do any of the foregoing. Notwithstanding the foregoing, at any time prior to obtaining the Company Securityholder Approval, if the Company and/or any of its Subsidiaries receives an Acquisition Proposal which the board of directors of the Company and/or any of its Subsidiaries concludes in good faith constitutes a Superior Proposal, the board of directors of the Company and/or any of its Subsidiaries may effect a Company Adverse Recommendation Change or equivalent thereof and/or terminate this Agreement pursuant to Section 9.1 to enter into a definitive agreement with respect to such Superior Proposal, if such board of directors determines in good faith, after consulting with its outside counsel and financial advisor, that the failure to make such action would constitute a breach by such board of directors of the Company of its fiduciary duties under applicable Law; provided, however, that such board of directors may not terminate this Agreement or effect a Company Adverse Recommendation Change or equivalent thereof in respect of a Superior Proposal unless: (1) the Company and/or its Subsidiaries notifies Parent, in writing and at least five business days prior to such Company Adverse Recommendation Change or termination (the

“Adverse Recommendation Notice Period”), promptly of its intention to effect a Company Adverse Recommendation Change or terminate this Agreement and to enter into a binding written agreement concerning a Superior Proposal, attaching the most current version of all relevant proposed transaction agreements and other material documents (and a description of all material terms and conditions thereof (including the identity of the party making such Superior Proposal and in the case of a Superior Proposal that includes non-cash consideration the value or range of values attributed by the board of directors of the Company and/or its Subsidiaries in good faith after consultation with its financial advisor)); (2) the Company and/or its Subsidiaries causes its outside counsel and financial advisor to, during the Adverse Recommendation Notice Period, negotiate with Parent in good faith (to the extend Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; and (3) Parent does not make, within five business days of receipt of such written notification, an offer that the board of directors of the Company and/or its Subsidiaries determines in good faith, after consultation with its financial advisor is at least as favorable to the applicable securityholders as such Superior Proposal. In the event of any material revisions to the applicable Superior Proposal, the Company and/or its Subsidiaries shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.4(c) with respect to such new written notice (to the extent so required).

(d) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.4 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.4 and to enforce specifically the terms and provisions hereof in any court of the United States, Canada or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

(e) The Company agrees not to (and shall cause each of its Subsidiaries not to) release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which any of the Company or its Subsidiaries is a party or under which any of the Company or its Subsidiaries has any rights, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also will promptly request (and cause each applicable Subsidiary to promptly request) each Person that has executed, on or after April 1, 2010, a confidentiality agreement in connection with its consideration of a possible Acquisition Proposal or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of any of the Company or its Subsidiaries.

(f) Without limiting the foregoing, it is understood that the Company is hereby agreeing to cause each of its Subsidiaries to comply with the provisions set forth in this Section 5.4 and that any violation of the foregoing provisions by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.4 by the Company.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof through the Effective Time to: (i) all of the properties (including for the performance of environmental tests or investigations as Parent may desire), books, contracts, commitments, correspondence and records of the Company or any of its Subsidiaries (in each case, whether in physical or electronic form), including all Company Intellectual Property (including access to design processes and methodologies and all source code, provided that each individual reviewing source code will enter into a nondisclosure agreement with the Company in a form reasonably acceptable to the Company); (ii) all other information concerning the business and personnel (subject to restrictions imposed by applicable Law) of the Company or any of its Subsidiaries as Parent may reasonably request, including a copy of each report, schedule and other document filed by it with the Canadian Securities Regulators under applicable Canadian Securities Laws and a copy of any communication (including “comment letters”) received by the Company (or any Subsidiaries) from the Canadian Securities Regulators concerning compliance with applicable Canadian Securities Laws; (iii) all Employees (subject to restrictions imposed by applicable law) of the Company or any of its Subsidiaries as identified by Parent; and (iv) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. Parent will provide the Company with copies of such publicly available information about Parent as the Company or any of its Subsidiaries may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 6.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Arrangement in accordance with the terms and provisions hereof.

6.2 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.1 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality and Nondisclosure Agreement dated March 5, 2010 (the “Nondisclosure Agreement”), between the Company and Parent. Parent and the Company agree that such information will constitute “Confidential Information” as contemplated by the Nondisclosure Agreement, notwithstanding any failure: (i) to specifically designate such information as “Confidential,” “Proprietary” or some similar designation; and (ii) to confirm in writing that information communicated orally is “Confidential Information.” The Company further acknowledges that the common stock of Parent is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities Laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions or correspondence regarding or transactions in the common stock of Parent in violation of applicable securities Laws.

6.3 Public Disclosure. Neither Parent nor the Company (nor any of their respective representatives) shall issue any statement or communication to any third party (other than their agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws and the rules of The Nasdaq Stock Market and the Company’s obligation to comply with applicable securities laws and the rules of the TSX Venture Exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party). The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company.

6.4 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to effect the Arrangement to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Parent shall not be required to agree to: (x) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates or of the Company or any of its Subsidiaries; (y) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company or any of its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the business of the Company; (z) the imposition of any impediment on Parent, its subsidiaries or affiliates or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices; provided further, (aa) the Company and each of its Subsidiaries shall not be required to agree to the imposition of any limitation on the ability of the Company to conduct its businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of its businesses (any such action described in (x), (y), (z) or (aa) an “Action of Divestiture”). Nothing herein shall require Parent to litigate with any Governmental Entity.

6.5 Notification of Certain Matters. The Company shall give prompt notice to Parent of: (i) the occurrence or non-occurrence of any event, which occurrence or non-occurrence is likely to cause any representation or warranty of the Company contained in this Agreement to be materially untrue or inaccurate at or prior to the Effective Time; and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not: (a) limit or otherwise affect any remedies available to the party receiving such notice; or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 6.5 shall be deemed to amend or supplement the Disclosure Letter or prevent or cure any misrepresentations, breach of warranty or breach of covenant. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of: (i) any notice or other communication received by such party (or any of its Subsidiaries, as applicable) from any Governmental Entity in connection with the transactions contemplated hereunder or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereunder, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company and/or any of its Subsidiaries, or Parent; (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries, as applicable, which relate to the transactions contemplated hereunder; (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement: (A) that is qualified as to materiality or Material Adverse Effect to be untrue; and (B) that is not so qualified to be untrue in any material respect; and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not: (x) cure any breach of, or non-compliance with, any other provision of this Agreement; or (y) limit the remedies available to the party receiving such notice.

6.6 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Arrangement and the transactions contemplated hereby.

6.7 Delivery of February Financial Statements. The Company shall deliver, at least three (3) Business Days prior to the Effective Time, an unaudited consolidated balance sheet as of February 28, 2010, and the related consolidated statements of income, cash flow and shareholders’ equity for the period then ended (the “February Financials”), which February Financials will have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated and consistent with each other, and will present fairly the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein.

6.8 Government Filings.

(a) To the extent applicable, as soon as may be reasonably practicable, the Company and Parent (and/or any applicable Subsidiary and/or securityholder of the Company) shall make all filings, notices, petitions, statements, registrations and submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Arrangement and the transactions contemplated hereby, including any filings required by the merger notification or control laws or regulations of any applicable jurisdictions. Each of Parent and the Company shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.8 to comply in all material respects with applicable law.

(b) The Company and Parent (and/or any applicable Subsidiary and/or securityholder of the Company) each shall promptly: (a) supply the others with any information which reasonably may be required in order to effectuate the filings contemplated by Section 6.8(a); and (b) supply any additional information which reasonably may be required by the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate. Except where prohibited by applicable law, the Company shall (and cause any Subsidiary to) consult with Parent prior to taking a position with respect to any such filings, permit Parent to review and discuss in advance and consider in good faith the views of Parent in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, other materials, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby, coordinate with Parent in preparing and providing such information and promptly provide Parent (and its counsel) copies of all filings, presentations and submissions (and a summary of oral presentations) made by the Company and/or any Subsidiary with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Parent shall have principal control over the strategy for interacting with such Governmental Entities in connection with the matters contained in this Section 6.8.

(c) Each of Parent and the Company shall notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto; and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all materials respect with, applicable law, including any documents received by a Subsidiary. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.8(a), Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

6.9 Preparation of the Information Circular; Meeting.

(a) As soon as practicable following the date of this Agreement, the Company shall, in consultation with Parent, prepare the Information Circular together with any other documents required by applicable Canadian Securities Laws or other applicable Laws (including the BCBCA), and shall cause the Information Circular and any other documents required in connection with the Meeting to be sent to each Arrangement Securityholder and file the Information Circular and any other required documents with the Canadian Securities Regulators, the TSX Venture Exchange and any other Persons as required by the Interim Order and applicable Laws. The Company shall ensure that the Information Circular complies with all applicable Laws. Without limiting the generality of the foregoing, the Company shall ensure that the Information Circular provides the Company Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Meeting, and Parent shall provide all information regarding Parent reasonably necessary for the Company to do so.

(b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its Arrangement Securityholders, including any adjournment or postponement thereof (the “Meeting”) in accordance with the Interim Order, applicable Canadian Securities Laws, the BCBCA and other applicable Laws for the purpose of considering the Arrangement Resolution (and for any other proper purpose as may be acceptable to Parent, acting reasonably, and as may be set out in the notice for such meeting). The Company shall use commercially reasonable efforts to solicit from its Arrangement Securityholders proxies in favor of the Arrangement Resolution in compliance with applicable Laws and take all other action that is reasonably necessary or desirable to secure approval of the Arrangement Resolution by its Arrangement Securityholders; provided, however, that the Company shall only be obligated to retain the services of an investment banker or proxy solicitation firm to solicit proxies if the expenses associated therewith are paid for by Parent. Subject to Section 5.4 hereof, the Company shall, through its board of directors, unanimously (disregarding any abstentions required by applicable Law) recommend to the Arrangement Securityholders to vote in favor of the Arrangement Resolution (the “Company Board Recommendation”). The Information Circular shall include a copy of the Fairness Opinion and (subject to Section 5.4 hereof) the Company Board Recommendation. The Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed. For purposes of this Agreement, the Company Board Recommendation shall be deemed to have been modified in a manner adverse to Parent if the Company Board Recommendation is no longer unanimous (disregarding any abstentions required by applicable Law). The Company shall, to the extent required by Law, as promptly as practicable, prepare and distribute to its holders of Arrangement Securityholders, and file with the Canadian Securities Regulators, and any other Persons required by the Interim Order and applicable Laws, any supplement or amendment to the Information Circular if any event shall occur which requires such action at any time prior to the Meeting.

(c) The Company and Parent shall cooperate with one another in connection with the preparation of the Information Circular. Without limiting the generality of the foregoing: (i) Parent and its counsel shall be given a reasonable opportunity to review and comment on the Information Circular (and the Company shall make any changes to such document as are acceptable to Parent and Company, acting reasonably); and (ii) each of Parent, Sub and the Company shall promptly notify the other parties if at any time before the Effective Time it becomes aware that the Information Circular or any application for an order hereunder contains any misstatement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or otherwise requires an amendment or supplement to the Information Circular or such application. In any such event, Parent, Sub and the Company shall cooperate in the preparation of a supplement or amendment to the Information Circular or such other document, as required and as the case may be, and, if required by applicable Law or the BC Court, shall cause the same to be distributed to its Arrangement Securityholders and filed with the Canadian Securities Regulators and other Persons as required by the Interim Order and by applicable Law.

(d) The Company’s obligation to call and give notice of the Meeting in accordance with Section 6.9(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement, submission, endorsement or recommendation of any Superior Proposal or other Acquisition Proposal by any Person (including the board of directors of the Company), or by any withdrawal or modification of the Company Board Recommendation or by any other event or circumstance.

(e) If: (i) prior to the time of the Meeting, a Person shall have publicly disclosed, announced, commenced, submitted or made an Acquisition Proposal or an Acquisition Proposal shall have otherwise become generally known to the shareholders of the Company; and (ii) such Acquisition Proposal is publicly and definitively withdrawn on a date (the “Acquisition Proposal Withdrawn Date”) between the 30th day prior to and the day prior to the date of the Meeting, then, at the request of Parent, in its sole discretion, the Company shall cause the Meeting to be adjourned or postponed (as determined by Parent in its sole discretion) for no more than 30 days after the Acquisition Proposal Withdrawn Date.

(f) Parent and the Company shall use their reasonable efforts to co-operate with one another in the preparation of any application for the orders, any required registration statements and any other documents reasonably deemed by Parent, the Company or any of its Subsidiaries to be necessary to discharge their respective obligations under United States federal or state securities laws and under Canadian Securities Laws in connection with the Arrangement and the other transactions contemplated hereby.

(g) Parent and the Company shall use their reasonable efforts to co-operate with one another in the taking of all such action as may be required under any applicable United States federal or state securities Laws (including “blue sky laws”) and any applicable Canadian Securities Laws in connection with the Arrangement and the matters set forth herein; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, with respect to the United States “blue sky” and Canadian provincial qualifications, neither Parent nor the Company (or any Subsidiary or Affiliate of the Company of subsidiary or Affiliate of Parent) shall be required to register or qualify as a foreign corporation or reporting issuer where any such entity is not now or on the Closing Date so registered or qualified.

(h) Parent and the Company shall use their reasonable efforts to co-operate with one another in the taking of all such action as may be required under the BCBCA in connection with the transactions contemplated by this Agreement and the Plan Arrangement.

(i) Each of Parent and the Company shall furnish to the other all such information concerning it and its securityholders as may be required for the effectuation of the actions described herein.

(j) Each of Parent and the Company will notify the other promptly of the receipt of any comments from Canadian Securities Regulators or its staff and of any request by Canadian Securities Regulators or its staff for amendments or supplements to the Information Circular or for additional information, and will supply the other with copies of all correspondence with Canadian Securities Regulators or its staff with respect to the Information Circular.

6.10 Tax and Accounting Consequences. It is intended by the parties that the Arrangement shall not constitute a reorganization within the meaning of Section 368 of the Code. It is intended by the parties that the Arrangement shall be treated under as a “purchase” for accounting purposes. The Company shall, and shall cause each of its Subsidiaries to, cooperate with Parent and Sub in structuring, planning, preparing and effecting any reorganization (including for tax purposes) of their respective capital, assets and corporate structure as Parent and Sub may reasonably require; provided, however, that: (i) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries; (ii) Parent shall pay the implementation costs and any direct or indirect costs and liabilities thereof, including employment costs, Taxes and liabilities, that may be incurred to unwind any such transaction if the Arrangement is not consummated, including actual out of pocket costs and expenses for filing fees and external counsel and auditors which may be incurred; (iii) such cooperation does not require the directors, officers, employees or agents of the Company or its Subsidiaries to take any action in any capacity other than as a director, officer or employee; (iv) such requested cooperation does not have a material adverse impact on Shareholders; and (v) the effectiveness thereof shall occur not more than three (3) days prior to the Closing Date; and provided further that no such actions shall be considered to constitute a breach of the representations or warranties or covenants hereunder.

6.11 Consents. The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract, and give all necessary notices to such parties, as are required thereunder in connection with the Arrangement or for any such Contracts to remain in full force and effect, all of which are required to be listed in Section 3.5 of the Disclosure Letter, so as to preserve all rights of, and benefits to, the Company and/or any of its Subsidiaries under such Contract from and after the Effective Time. Such consents, waivers, approvals and notices shall be in a form reasonably acceptable to Parent.

6.12 Proprietary Information and Inventions Assignment Agreement. The Company shall cause each person who becomes an employee of the Company or any Subsidiary after the date hereof and prior to the Effective Time to enter into and execute an Employee Proprietary Information Agreement with the Company or Subsidiary effective as of such employee’s first date of employment or service. The Company shall cause each person who becomes a consultant or contractor of the Company or any Subsidiary after the date hereof and prior to the Effective Time to enter into and execute a Consultant Proprietary Information Agreement with the Company or Subsidiary effective as of such consultant or contractor’s first date of service.

6.13 Offer Letters. Prior to or concurrent with execution of this Agreement, the Company shall use its commercially reasonable efforts to cause the Key Employees to execute and deliver to Parent an Offer Letter.

6.14 Resignation of Officers and Directors. The Company shall use its commercially reasonable efforts to cause each officer and director of the Company and each Subsidiary to execute a resignation letter effective as of the Effective Time.

6.15 Termination of Certain Company Employee Plans. Effective as of no later than the day immediately preceding the Closing Date, each of the Company, each Subsidiary and any ERISA Affiliate shall terminate any and all group severance, salary continuation and separation programs (each, a “Severance Plan”), the Company’s Employee Stock Purchase Plan (the “ESPP”) and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that one or more of such Severance Plans, the ESPP and 401(k) Plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Severance Plan(s), the ESPP and 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the board of directors of the Company, such Subsidiary or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take (and shall cause to be taken) such other actions in furtherance of terminating such Severance Plan(s), the ESPP and 401(k) Plan(s) as Parent may reasonably require. In the event that termination of any 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees (such charges or fees, the “401(k) Fees”) then such 401(k) Fees shall be the responsibility of the Company and the Company shall take such actions as are necessary to reasonably estimate the amount of such 401(k) Fees and provide such estimate in writing to Parent no later than fifteen (15) calendar days prior to the Closing Date. The Company shall pay all 401(k) Fees prior to Closing

6.16 ESPP Tax Withholding and Reporting. As of no later than immediately prior to the Closing, Company shall, or shall cause its Subsidiaries to, complete all appropriate corrections of any and all Tax-related issues under and/or related to the ESPP, including but not limited to, the completion, to the reasonable satisfaction of Parent, of all current or Tax withholding and reporting obligations, all corrections of any past failures to withhold or report and of any incorrect or late withholding or reporting, and the payment of any and all penalties and/or interest associated with such corrections (together, the

“ESPP Corrections”). The Company also shall take (and shall cause to be taken) such other actions in furtherance of the ESPP Corrections as Parent may reasonably require.

6.17 Indemnification and Insurance. From the Effective Time until six (6) years following the Effective Time, Parent shall (and shall cause the Surviving Corporation to) fulfill and honor in all respects the indemnification obligations of the Company as provided in its Constating Documents or in written contracts in effect on the date of this Agreement between the Company and its officers or directors with respect to acts and omissions occurring prior to the Effective Time. The Company hereby represents to Parent that no claim for indemnification has been made by any director or officer of the Company, and, to the Knowledge of the Company, no basis exists for such claim for indemnification.

6.18 Expenses. Whether or not the Arrangement and the other matters contemplated herein are consummated, all fees and expenses incurred in connection with the foregoing, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses; provided, however, that the Third Party Expenses incurred in connection with the preparation of the Closing Financial Statements shall be borne equally by the Company and Parent. At least three (3) Business Days prior to the Closing Date, the Company shall provide Parent with a statement of Third Party Expenses incurred during the period from the date hereof until the Closing Date, such statement showing reasonable detail of both previously paid and currently unpaid Third Party Expenses incurred by the Company during such period, and including final statements from the providers of such services with releases from such service providers stating that upon payment of such invoices the Company shall have no further obligations to such providers for amounts incurred up to the Closing Date, all in a form reasonably acceptable to Parent and certified as true and correct by the Company’s Chief Financial Officer (the “Statement of Expenses”).

6.19 Closing Consideration. The Company shall deliver to Parent two (2) Business Days prior to the Closing Date a schedule listing the number of Company Common Shares, Company Preferred Shares, Company Options and Company Warrants outstanding as of the date of delivery thereof, and which shall be certified as true and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the date of delivery thereof.

6.20 Release of Liens. The Company shall file, or shall have filed, all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens set forth in Section 6.20 of the Disclosure Letter.

6.21 Bridge Financing. Parent shall advance up to CDN$150,000 to the Company to cover potential cash shortfalls prior to Closing, on the terms and subject to the conditions set forth in that certain promissory note and security agreement of even date herewith. If this Agreement is terminated prior to Closing, all amounts of outstanding principal and accrued and unpaid interest (the “Parent Debt Amounts”) shall become due and payable ten days after such termination date.

6.22 Delisting. The Company shall use reasonable commercial efforts to take such actions as may be necessary to obtain the approval of the TSX Venture Exchange to the completion of the transactions contemplated herein and to the delisting of the Company Common Shares from the TSX Venture Exchange effective on the Closing Date.

6.23 New and Renewal Contracts. The Company shall use reasonable commercial efforts to include the following provision in all customer contracts that the Company enters into or renews after the date hereof and prior to the Closing:

Please be advised that Cytiva Software Inc. has entered into an agreement to be acquired by Taleo Corporation (the “Transaction”). We expect the Transaction to close in the second quarter of 2011. In the event the Transaction closes, you will be required to migrate to the Taleo solution by no later than June 30, 2012 and will be given the opportunity to switch to the Taleo solution immediately if you wish.

6.24 Government Filings. Each of the parties hereto shall use its reasonable best efforts to: (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity in connection with the transactions contemplated hereunder and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the transactions contemplated hereunder, including any proceeding initiated by a private party; and (ii) keep the other parties informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party, to any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereunder. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their Subsidiaries or Sub, as applicable, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated hereunder.

6.25 Further Covenants. In furtherance and not in limitation of the covenants of the parties contained in this Article VI, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Entity or other Person with respect to the transactions contemplated hereunder. Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 6.25 shall: (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Article IX so long as such party has up to then complied in all material respects with its obligations under this Article VI; (ii) require Parent to offer, accept or agree to: (A) dispose or hold separate any part of its or the Company’s and its Subsidiaries’ businesses, operations, assets or product lines (or a combination of Parent’s and the Company’s and its Subsidiaries’ respective businesses, operations, assets or product lines); (B) not compete in any geographic area or line of business; and/or (C) restrict the manner in which, or whether, Parent, the Company, its Subsidiaries or any of their Affiliates may carry on business in any part of the world; or (iii) require any party to this Agreement to contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a private party, challenging any of the transactions contemplated hereunder as violative of any antitrust law.

ARTICLE VII

CONDITIONS TO THE ARRANGEMENT

7.1 Conditions to Obligations of Each Party to Effect the Plan of Arrangement. The respective obligations of the Company, Parent and Sub to effect the Arrangement and the other matters contemplated herein shall be subject to the satisfaction, at or prior to the Effective Time, any of which may be waived, in writing, by the Company, Parent and Sub, of the following conditions:

(a) No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, amended, enforced or entered any statute, rule, regulation, executive order, decree, injunction, judgment, ruling, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Arrangement illegal or otherwise prohibiting or preventing consummation of the Arrangement.

(b) Regulatory Approvals. If applicable, all material foreign antitrust approvals required to be obtained prior to the Arrangement in connection with the transactions contemplated hereby have been obtained and any other approval required under such laws necessary to consummate the Arrangement shall have been provided.

(c) Shareholder Approval. Shareholders constituting the Requisite Shareholder Vote shall have approved this Agreement, the Arrangement Resolution (including the Arrangement and the Plan of Arrangement) and the transactions contemplated hereby and thereby. The Company Securityholder Approval shall have been obtained in accordance with the terms of the Interim Order and which are satisfactory to Parent, acting reasonably.

(d) Court Approval. The Interim Order and the Final Order shall each have been granted on terms consistent with this Agreement and in form and substance satisfactory to Parent and Company, acting reasonably, and shall have not been set aside or modified in a manner unacceptable to either Parent or the Company, acting reasonably, on appeal or otherwise.

7.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Arrangement shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Sub:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality,” “Company Material Adverse Effect” or “Knowledge” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date; and (ii) the Company shall have performed and complied (or caused the performance and compliance) in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b) Certificate of the Company. Parent shall have received certificates from the Company, validly executed by the Chief Executive Officer and Chief Financial Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing:

(i) all representations and warranties made by the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date;

(ii) the Company shall have performed (or caused the performance) in all material respects all obligations required to be performed by it (or caused to be performed by it) under this Agreement at or prior to the Effective Time; and

(iii) the conditions to the obligations of Parent and Sub set forth in this Section 7.2 have been satisfied (unless otherwise waived in accordance with the terms hereof).

(c) No Material Adverse Effect. Since the Interim Date, there shall not have occurred any event or condition of any character that has had or is reasonably likely to have, either individually or in the aggregate with all such other events or conditions, a Company Material Adverse Effect.

(d) Unanimous Board Approval. The board of directors of the Company shall have unanimously (disregarding any abstentions required by applicable Law) approved this Agreement, the Arrangement, the Plan of Arrangement and the transactions contemplated hereby and thereby, which unanimous approval (disregarding any abstentions required by applicable Law) shall not have been altered, modified, changed or revoked.

(e) Dissent Rights. The holders of no more than five percent (5%) of all of the Company Shares issued and outstanding immediately prior to the Effective Time shall have validly exercised (and not withdrawn such exercise of) their Dissent Rights under the Arrangement.

(f) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened: (i) against Parent, the Company or any of its Subsidiaries, their respective properties or any of their respective officers, directors or subsidiaries arising out of, or in any way connected with, the Arrangement or the other transactions contemplated by the terms of this Agreement or otherwise seeking any of the results set forth in Section 7.1(a) hereof; or (ii) against the Company, any of its Subsidiaries, their properties or any of their officers, directors or subsidiaries that has had or is reasonably likely to have a Company Material Adverse Effect.

(g) Governmental Approval. All material approvals from any Governmental Entity as set forth in Section 7.2(g) of the Disclosure Letter shall have been timely obtained, and all filings under applicable Laws, including Canadian Securities Laws and blue sky laws relating to the transactions contemplated by this Agreement shall have been made.

(h) Third Party Consents. The Company shall have delivered (or caused the delivery) to Parent all necessary assignment of Contracts and consents, waivers, and approvals of parties to any Contract (including Lease Agreements) set forth in Section 7.2(h) of the Disclosure Letter as are required thereunder in connection with the Arrangement, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time.

(i) Resignation of Officers and Directors. Parent shall have received a written resignation letter from each of the officers and directors of the Company and each of its Subsidiaries effective as of the Effective Time in a form acceptable to Parent.

(j) Termination of 401(k) Plans, ESPP and Severance Plans. Unless Parent has explicitly instructed otherwise pursuant to Section 6.15 hereof, Parent shall have received from the Company evidence reasonably satisfactory to Parent that all Company Employee Plans referred to in Section 6.15 have been terminated pursuant to resolution of the board of directors of the Company, the applicable Subsidiary or the ERISA Affiliate, as the case may be (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date, and Parent shall have received from the Company evidence of the taking of any and all further actions as provided in Section 6.15 hereof.

(k) ESPP Tax Withholding and Reporting. Parent shall have received from the Company evidence reasonably satisfactory to Parent that the ESPP Corrections referred to in Section 6.16 have been completed. The Company also shall have taken (and/or shall have caused to be taken) such other actions in furtherance of the ESPP Corrections as Parent may have reasonably required.

(l) Statement of Expenses; Limit on Third Party Expenses. Parent shall have received from the Company the Statement of Expenses pursuant to Section 6.18 hereof three (3) Business Days prior to the Closing Date and such Statement of Expenses (i) shall be certified as true and correct in form acceptable to Parent as of the Closing Date by the Company’s Chief Financial Officer, (ii) shall be accompanied by the final statements from service providers and releases as set forth in Section 6.18 hereof, and (iii) shall reflect Third Party Expenses that are not in excess of CDN$635,000 in the aggregate.

(m) Closing Consideration. Parent shall have received from the Company two (2) Business Days prior to the Closing Date the schedule referred to in Section 6.19 hereof.

(n) Release of Liens. Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Liens set forth in Section 6.20 of the Disclosure Letter.

(o) Parent Debt Amounts. The Company shall have repaid all Parent Debt Amounts prior to the Closing.

(p) Closing Financials. Parent shall have received from the Company an audited consolidated balance sheet as of each of December 31, 2009 and December 31, 2010, and the related consolidated statements of income, cashflow and shareholders’ equity for the years ended December 31, 2009 and December 31, 2010, and accompanying footnotes (the “Closing Financials”), prepared in accordance with Canadian GAAP, with a reconciliation to U.S. GAAP pursuant to Form 20-F and audited under the PCAOB standards. In addition, Parent shall have received from the Company a consolidated balance sheet as of December 31, 2009 and 2010, an income statement by functional line item (COGS, S&M, R&D, G&A lines) for the years ended December 31, 2009 and 2010 prepared under U.S. GAAP (each of which are presented with One45 shown as “Discontinued Operations” per U.S. GAAP), an unaudited consolidated balance sheet as of February 28, 2011 prepared under U.S. GAAP, and an unaudited consolidated income statement by functional line item with comparative year-to-date periods through February 28, 2011 and March 31, 2010 prepared under U.S. GAAP.

(q) Other Closing Financial Deliverables. Parent shall have received from the Company (i) a deferred revenue amortization (or “waterfall”) schedule as of February 28, 2011 by customer and by each type of revenue stream defined as Application Service Provider (ASP) and Professional Services (Services), that reconciles to deferred revenue on the balance sheet of the same date provided pursuant to Section 7.2(p) above, (ii) a list of all Company consulting projects as of February 28, 2011 including hours incurred to date by project and estimated hours remaining to complete each project, and (iii) detailed account reconciliations of all balance sheet accounts as of February 28, 2011. In addition, the Company shall have provided Parent with updates through a date no earlier than five (5) Business Days prior to the Closing Date of the documents referred to in (i) and (ii) above.

(r) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to: (i) the terms and effectiveness of the Constating Documents; (ii) the valid adoption of resolutions of the board of directors of the Company (whereby the Arrangement and the transactions contemplated hereunder were unanimously (disregarding any abstentions required by applicable Law) approved by the board of directors); and (iii) that the Arrangement Securityholders constituting the Requisite Shareholder Vote have adopted and approved the Arrangement Resolution (including the Arrangement, the Plan of Arrangement, this Agreement and the consummation of the transactions contemplated hereby).

(s) Certificates of Good Standing. Parent shall have received a certificate of good standing from the Province of British Columbia which is dated within two (2) Business Days prior to Closing with respect to the Company. Parent shall have received a certificate of good standing or equivalent certificate from the applicable jurisdiction which is dated within two (2) Business Days prior to Closing with respect to each Subsidiary.

(t) Certificate of Status of Foreign Corporation. Parent shall have received a Certificate of Status of Foreign Corporation of the Company and each Subsidiary from each applicable Governmental Entity in each jurisdiction where it is required to be qualified to do business, all of which are dated within two (2) Business Days prior to the Closing.

(u) Notice to Holders of Company Options. Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions reasonably necessary to effect the transactions anticipated by the Plan of Arrangement under all Company Option agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices and obtaining any required consents. Any materials to be submitted to the holders of Company Options in connection with the notice required under this Section 7.2(u) shall be subject to review and approval by Parent which review and approval shall not be unreasonably withheld or delayed.

(v) Key Employees. The Non-Competition and Solicitation Agreement and at least five of the six Offer Letters entered into by the Key Employees concurrently with the execution of this

Agreement (collectively, the “Key Employee Agreements”) shall be in full force and effect, and no more than one Key Employee (whom shall not be Jason Moreau) shall have terminated, rescinded or repudiated or provided formal notice thereof of any such Key Employee Agreement, and no more than one Key Employee (whom shall not be Jason Moreau) shall have notified (whether formally or informally) Parent or the Company of such Key Employee’s intention of leaving the employ of Parent or the Company (or its Subsidiary, as applicable) following the Closing.

(w) Delisting. (i) The Company shall have received written conditional approval from the TSX Venture Exchange to the completion of the transactions contemplated herein and to the delisting of the Company Common Shares from the TSX Venture Exchange (the “Conditional Approval”); and (ii) Parent shall be satisfied, acting reasonably, that the conditions set forth in the Conditional Approval are conditions that can be satisfied promptly following the Closing.

(x) Minister of Finance. The Minister of Finance (Canada) shall not have announced any proposal to change or amend the Income Tax Act (Canada) and there shall not have occurred any actual change or amendment to any published administrative position of the Canada Revenue Agency with respect to the interpretation of the Income Tax Act (Canada), which individually or in the aggregate has or could reasonably be expected to have any material adverse effect on Sub’s ability to increase the tax cost of the Company Shares or the non-depreciable capital property of the Company and its Subsidiaries on a bump pursuant to paragraphs 88(1)(c) and (d) of the Income Tax Act (Canada) and which was not publicly announced on or prior to the date of this Agreement.

7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Arrangement shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality,” “Parent Material Adverse Effect” or “Knowledge” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date; and (ii) each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

(b) Certificate of Parent. The Company shall have received a certificate from Parent executed by a Vice President for and on its behalf to the effect that, as of the Closing:

(i) all representations and warranties made by Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date; and

(ii) Parent and Sub have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed or complied with by such parties as of the Closing.

(c) Board Approval. The board of directors of Parent shall have approved this Agreement, the Arrangement and the transactions contemplated hereby and thereby, which approval shall not have been altered, modified, changed or revoked.

ARTICLE VIII

[RESERVED]

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Subject to Section 9.2 hereof, this Agreement may be terminated and the Arrangement abandoned at any time prior to the Closing:

(a) by mutual written agreement of the Company and Parent;

(b) by Parent or the Company if the Closing Date shall not have occurred by June 30, 2011; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Arrangement to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(c) by Parent or the Company if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Arrangement illegal;

(d) by Parent or the Company if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Arrangement by any Governmental Entity, which would constitute an Action of Divestiture;

(e) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 7.1 or Section 7.2 hereof would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(f) by the Company if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 7.1 or Section 7.3 hereof would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(g) by Parent or the Company if the Company Securityholder Approval shall not have been obtained at the Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of the Company to terminate this Agreement under this Section 9.1(g) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 6.9;

(h) by Parent if: (A) a Company Adverse Recommendation Change shall have occurred; or (B) the board of directors of the Company or any committee thereof: (x) shall not have rejected any Acquisition Proposal within seven days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance by the Shareholders of a take-over bid, which shall constitute a failure to reject such Acquisition Proposal); or (y) shall have failed to publicly reconfirm the Company Board Recommendation within three days after receipt of a written request from Parent that it do so;

(i) by Parent if, prior to obtaining the Company Securityholder Approval, the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; or

(j) by the Company, immediately prior to entering into a definitive agreement with respect to a Superior Proposal, provided that (A) the Company received such Superior Proposal other than as a result of a breach or violation by the Company or any its Subsidiaries of the terms of Section 5.4 (or be deemed, pursuant to the terms thereof, to have breached or violated such terms) in connection with such Superior Proposal, (B) subject to the terms of this Agreement, the board of directors of the Company has effected a Company Adverse Recommendation Change and authorized the Company to enter into a definitive agreement in connection with such Superior Proposal, (C) the Company has notified Parent in writing that the Company has received an Acquisition Proposal that constitutes a Superior Proposal and intends to enter into a definitive agreement with respect to such Superior Proposal, which notice shall include the most current version of such definitive agreement, and the identity of the Person making such Superior Proposal, all with the purpose and intent of enabling Parent and the Company to discuss in good faith a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, (D) Parent shall not have made, within the five (5) Business Day period contemplated by Section 5.4(c), a counter-offer or proposal that the board of directors of the Company reasonably determines in good faith, after consultation with its outside counsel and financial advisor, is at least as favorable to the Shareholders as such Superior Proposal, and (E) immediately following such termination, the Company enters into a definitive agreement to effect such Superior Proposal.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company, or their respective officers, directors or securityholders, as applicable; provided, however, that each party hereto and each Person shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that the provisions of Sections 5.4(d), 6.2, 6.3 and 6.18 hereof, this Section 9.2 and Article X hereof shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX. In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made.

9.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 9.3, the holders of Acquired Securities agree that any amendment of this Agreement signed by the Company shall be binding upon and effective against all such holders whether or not they have signed such amendment.

9.4 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company, on the other hand, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations of the other party hereto; (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.4, the holders of Acquired Securities agree that any extension or waiver signed by the Company shall be binding upon and effective against all such holders whether or not they have signed such extension or waiver.

ARTICLE X

GENERAL PROVISIONS

10.1 No Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Sub contained in this Agreement, the Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement shall terminate at the Closing.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement such as Section 5.2, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Parent or Sub, to:

Taleo Corporation

4140 Dublin Blvd., Suite 400

Dublin, CA 94568

Attn: General Counsel

Telephone: (925) 452-3000

Facsimile:   (925) 452-3001

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention:           Mark A. Bertelsen

Telephone No.: (650) 493-9300

Facsimile No.: (650) 493-6811

And with an additional copy (which shall not constitute notice) to:

Ogilvy Renault LLP

Suite 3800

200 Bay Street

Toronto, Ontario

M5J 2Z4

Attention:           Jay A. Lefton

Telephone No.: (416) 216-4018

Facsimile No.:   (416) 216-3930

(b)	if to the Company, to:

Cytiva Software Inc.

850 West Hastings Street, 8th Floor

Vancouver, BC V6C 1E1

Attention:         Jason Moreau

Facsimile No.: (877) 375-1470

with a copy (which shall not constitute notice) to:

Thomas Rondeau LLP

Suite 300

576 Seymour Street

Vancouver, BC V6B 3K1

Attention:           James Harris

Telephone No.: (604) 688-6775

Facsimile No.: (604) 688-6995

And with an additional copy (which shall not constitute notice) to:

Fasken Martineau

2900-550 Burrard Street

Vancouver, BC V6C 0A3

Attention:           Iain Mant

Telephone No.: (604) 631-3131

Facsimile No.: (604) 631-3232

10.3 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.5 Entire Agreement; Assignment. This Agreement, the Schedules hereto, the Disclosure Letter, the Related Agreements and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other person any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 10.5 shall be null and void.

10.6 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.8 No Third Party Beneficiaries. This Agreement, the Schedules hereto, the Disclosure Letter and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to, and shall not, confer upon any other person any rights or remedies hereunder, nor create any right, claim or remedy of any nature whatsoever, including, but not limited to, any rights of employment for any specified period and/or any employee benefits in favor of any Person, union, association, Employee, employer, former employee, contractor or other entity, other than the parties hereto and their respective successors and permitted assigns.

10.9 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the Province of British Columbia, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the Province of British Columbia for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings related hereto except in such courts.

10.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.12 No Survival, etc. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement, the Schedules hereto, the Disclosure Letter or the Related Agreements, except to the extent actually set forth herein or therein. The Nondisclosure Agreement shall: (i) survive termination of this Agreement in accordance with its terms; and (ii) terminate as of the Effective Time.

10.13 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Securityholder Approval, by written agreement of the parties hereto, by action taken by their respective boards of directors; provided, however, that following the Company Securityholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the Arrangement Securityholders without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

10.14 Irreparable Harm. The parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party or its representatives and any such breach would cause the non-breaching party irreparable harm. Accordingly, the parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, the non- breaching party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the parties.

10.15 Time of Essence. Time shall be of essence in this Agreement.

10.16 No Liability. No director of officer of any of Parent or Sub shall have any personal liability whatsoever to the Company under this Agreement, or any other document delivered in connection with the transactions contemplated hereunder on behalf of Parent or Sub.

10.17 Cooperation. Each of Parent and the Company agrees to cooperate fully with the other party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed, all as of the date first written above.

TALEO CORPORATION

By:	/s/ Douglas C. Jeffries

Name:	Douglas C. Jeffries
Title:	Executive Vice President and Chief Financial Officer

CYTIVA SOFTWARE INC.

By:	/s/ Jason Moreau

Name:	Jason Moreau
Title:	President/CEO

TALEO ACQUISITION CORP.

By:	/s/ Jonathan Faddis

Name:	Jonathan Faddis
Title:	Vice President and Secretary

[SIGNATURE PAGE TO ACQUISITION AGREEMENT FOR PLAN OF ARRANGEMENT]

SCHEDULE A

PLAN OF ARRANGEMENT

UNDER SECTION 288 OF THE

BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Acquisition Agreement” means the Acquisition Agreement for Plan of Arrangement made as of the 31st day of January, 2011 between the Purchaser, the Parent and the Corporation, as it may be amended from time to time;

“Arrangement” means an arrangement under the provisions of section 288 of the BCA on the terms and conditions set forth in this Plan of Arrangement, subject to any amendment or modification thereto made in accordance with the terms of the Acquisition Agreement and this Plan of Arrangement, or made at the direction of the Court in the Final Order;

“Arrangement Resolutions” means the special resolutions (as defined in the BCA) in respect of the Arrangement to be considered and approved at the Meeting by holders of the Common Shares and the Preferred Shares, voting as a single class with each holder of Common Shares entitled to one vote for each one Common Share held by such holder and each holder of Preferred Shares entitled to one vote for each two Preferred Shares held by such holder; by the holders of the Common Shares voting as a separate class; and by the holders of the Preferred Shares voting as a separate class (or in lieu of such vote, by way of a unanimous consent resolution);

“BCA” means the Business Corporations Act, S.B.C. 2002, c. 57, as amended, including the regulations promulgated thereunder;

“Business Day” means any day other than a Saturday, Sunday or a statutory or civic holiday observed in Toronto, Ontario or Vancouver, British Columbia;

“Common Shares” means the common shares in the capital of the Corporation;

“Corporation” means Cytiva Software Inc., a corporation incorporated under the BCA;

“Court” means the Supreme Court of British Columbia;

“Depositary” means any trust company, bank or financial institution agreed to in writing between the Purchaser and the Corporation;

“Dissent Procedures” has the meaning ascribed thereto in Section 3.1;

“Dissent Rights” has the meaning ascribed thereto in Section 3.1;

“Dissenting Shareholder” means any Shareholder who has properly exercised its rights of dissent in accordance with Section 3.1 who has not withdrawn or been deemed to have withdrawn such exercise and who is ultimately determined to be entitled to be paid the fair value of its Shares;

“Effective Date” means the date upon which the Arrangement becomes effective under the BCA;

“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date, or such other time on the Effective Date as may be agreed upon in writing by the Corporation and the Purchaser;

“fair value” means the fair value of the Shares determined immediately before the passing of the Arrangement Resolutions;

“Final Order” means the final order of the Court under Section 291 of the BCA, in a form acceptable to the Purchaser and the Corporation, each acting reasonably, approving the Arrangement as such order may be amended by the Court (with the consent of both the Purchaser and the Corporation, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Purchaser and the Corporation, each acting reasonably) on appeal;

“holders” means (a) when used with reference to the Common Shares the holders of Common Shares shown at the relevant time in the registers maintained by or on behalf of the Corporation in respect of the Common Shares, (b) when used with reference to the Preferred Shares, the holders of Preferred Shares shown at the relevant time in the registers maintained by or on behalf of the Corporation in respect of the Preferred Shares, (c) when used with reference to the Options, the holders of Options shown at the relevant time in the registers or accounts maintained by or on behalf of the Corporation, and (d) when used with reference to the Warrants, the holders of Warrants shown at the relevant time in the registers maintained by or on behalf of the Corporation in respect of the Warrants;

“Interim Order” means the interim order of the Court made in connection with the matters relating to the approval of the Arrangement following the application therefor contemplated by the Acquisition Agreement, in a form acceptable to the Corporation and the Parent, each acting reasonably, and containing declarations and directions with respect to the Arrangement and providing for, among other things, the calling and holding of the Meeting, as such order may be amended, modified, supplemented or varied by the Court (provided that any such amendment, modification, supplement or variation is acceptable to both the Corporation and the Parent, each acting reasonably);

“Letter of Transmittal” means the letter of transmittal delivered by the Corporation to Shareholders together with the Management Information Circular or such other equivalent form of letter of transmittal acceptable to the Purchaser, acting reasonably;

“Liens” means any hypothecations, mortgages, liens (including builders’ liens and statutory liens), charges, pledges, claims, encumbrances, adverse rights or claims, and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the articles of incorporation of the Corporation or under applicable laws);

“Management Information Circular” means the Management Information Circular of the Corporation which will be sent to Shareholders in connection with the Meeting, including the schedules and appendices thereto and all amendments from time to time made thereto;

“Meeting” means the special meeting of the Shareholders (including any adjournment or postponement thereof) to be held to, among other things, consider and, if deemed advisable, approve the Arrangement by way of the Arrangement Resolutions;

“Options” means any existing or future rights or options to purchase Common Shares outstanding under the Stock Option Plan;

“Parent” means Taleo Corporation, a corporation existing under the laws of Delaware;

“Per Share Purchase Price” means $0.42;

“Person” includes any individual, general partnership, limited partnership, corporation, company, limited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal representative;

“Plan of Arrangement” means this plan of arrangement proposed under Section 288 of the BCA, and any amendments or variations thereto made in accordance with the Acquisition Agreement , or made at the direction of the Court in the Final Order with the consent of the Corporation and the Parent, each acting reasonably;

“Preferred Shares” means the Series 1 7% Retractable Convertible Voting Preferred Shares in the capital of the Corporation;

“Purchaser” means Taleo Acquisition Corp., a wholly-owned subsidiary of Parent incorporated under the BCA;

“Securities” means, collectively, the Common Shares, the Preferred Shares, the Options and the Warrants;

“Shareholders” means the holders of Common Shares and the Preferred Shares;

“Shares” means, collectively, the Common Shares and Preferred Shares;

“Sixth Anniversary” means the sixth anniversary of the Effective Date;

“Stock Option Plan” means the Employee Share Option Plan of the Corporation dated June 30, 2001, as amended with effect from June 5, 2008, as amended or supplemented from time to time; and

“Warrants” means the 3,000,000 Common Share purchase warrants expiring August 27, 2012, each of which is exercisable for one Common Share at a price of $0.40 per share.

1.2	Number and Gender

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa, and words importing any gender include all genders.

1.3	Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into Articles, Sections, subsections and other parts and the insertion of headings are for convenience only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Plan of Arrangement, and any amendments, variations or supplements hereto made in accordance with the terms hereof or the Acquisition Agreement or made at the direction of the Court in the Final Order and do not refer to any particular Article, section or other portion of this Plan of Arrangement.

1.4	Date For Any Action

In the event that any date on or by which any action is required or permitted to be taken hereunder is not a Business Day, such action shall be required to be taken on or by the next succeeding day which is a Business Day.

1.5	Time

All times expressed herein or in any Letters of Transmittal are local time (Vancouver, British Columbia) unless otherwise stipulated herein or therein.

1.6	Statutory References

Unless otherwise expressly provided herein, any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

ARTICLE 2

THE ARRANGEMENT

2.1	Arrangement

This Plan of Arrangement is made pursuant to, is subject to the provisions of and forms part of the Acquisition Agreement, and constitutes an arrangement as referred to in Section 288 of the BCA.

2.2	Binding Effect

This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on:

(a)	the Purchaser;

(b)	the Corporation;

(c)	all holders and beneficial owners of Common Shares;

(d)	all holders and beneficial owners of Preferred Shares;

(e)	all holders and beneficial owners of Options; and

(f)	all holders and beneficial owners of Warrants.

2.3	Arrangement

Commencing at the Effective Time, but subject to the provisions of Section 3.1, the following shall occur and shall be deemed to occur in the following order without any further act or formality, with each transaction or event being deemed to occur immediately after the occurrence of the transaction or event immediately preceding it:

(a)	notwithstanding the terms of the Options and the Stock Option Plan, each Option then outstanding shall vest, notwithstanding that the Options shall otherwise be unvested;

(b)	notwithstanding the terms of the Options and the Stock Option Plan, each Option then outstanding:

(i)	with an exercise price greater than or equal to the Per Share Purchase Price shall cease to be exercisable, shall be cancelled and the Corporation shall cease to have any liability in respect thereof; and

(ii)	with an exercise price of less than the Per Share Purchase Price shall cease to be exercisable and shall be cancelled in exchange for a cash payment from the Corporation equal to the amount equal to the excess of (i) the product of the number of Common Shares issuable upon exercise of such Option and the Per Share Purchase Price less (ii) the aggregate exercise price payable under such Option by the holder to acquire the Common Shares issuable upon exercise of such Option, and the Corporation shall cease to have any liability in respect thereof;

(c)	the Stock Option Plan shall be terminated and the Corporation shall cease to have any liability in respect thereof or in respect of any Option granted thereunder, except as specifically contemplated in Section 2.3(b)(ii) hereof;

(d)	notwithstanding the terms of the Warrants, each Warrant then outstanding:

(i)	with an exercise price greater than or equal to the Per Share Purchase Price shall cease to be exercisable, shall be cancelled and the Corporation shall cease to have any liability in respect thereof;

(ii)	with an exercise price of less than the Per Share Purchase Price shall cease to be exercisable and shall be cancelled in exchange for a cash payment from the Corporation equal to the amount equal to the excess of (i) the product of the number of Common Shares issuable upon exercise of such Warrant and the Per Share Purchase Price less (ii) the aggregate exercise price payable under such Warrant by the holder to acquire the Common Shares issuable upon exercise of such Warrant, and the Corporation shall cease to have any liability in respect thereof;

(e)	each Share then outstanding (other than the Shares that are held by holders thereof who have validly and effectively exercised their Dissent Rights and who are ultimately entitled to be paid the fair value of such Shares) shall be transferred by the holder thereof to the Purchaser in exchange for:

(i)	in the case of the Common Shares, the payment by the Purchaser of the Per Share Purchase Price for each Common Share; and

(ii)	in the case of the Preferred Shares, the payment by the Purchaser of the Per Share Purchase Price for each Preferred Share, and payment of all dividends accrued to and unpaid as of the Effective Date, provided that none of the foregoing shall occur or shall be deemed to occur unless all of the foregoing occurs. All of the foregoing payments shall be made as soon as reasonably practicable after the Effective Time.

2.4	Condition Precedent to Completion

The implementation of this Plan of Arrangement is conditional upon the Acquisition Agreement not having been terminated in accordance with its terms.

ARTICLE 3

RIGHTS OF DISSENT

3.1	Rights of Dissent

(a)	Holders of Shares may exercise dissent rights (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Section 238 of the BCA as modified by the Interim Order and this Section 3.1; provided that, the written objection to the Arrangement is received by the Corporation not later than 4:00 p.m. (Vancouver time) on the date which is two Business Days immediately preceding the date of the Meeting (as it may be adjourned or postponed from time to time) and (ii) such holder shall not have voted any of its Shares in favour of the Arrangement Resolutions at the Meeting in person or by proxy, and as the same may be further modified by the Interim Order (the “Dissent Procedures”).

(b)	A Shareholder who:

(i)	properly exercises the Dissent Right by complying with all of the procedures (the “Dissent Procedures”) required to be complied with by a Dissenting Shareholder in respect of the Arrangement, will:

(I)	be bound by the provisions of this ARTICLE 3,

(II)	be deemed not to have participated in the Arrangement,

(III)	be deemed to have transferred such holder’s Shares to the Purchaser simultaneously with the transaction described in Section 2.3 without any further act or formality, free and clear of any Liens, in exchange for a right to be paid the fair value of such Shares and shall cease to have any rights as a holder of Shares other than the right to be paid the fair value of such shares by the Purchaser in accordance with the Dissent Procedures, or

(ii)	seeks to exercise the Dissent Right, but:

(I)	who for any reason does not properly fulfil each of the Dissent Procedures required to be completed by a Dissenting Shareholder,

(II)	subsequent to giving its written notice of dissent provided for in Section 242 of the BCA in respect of the Arrangement Resolutions, acts inconsistently with such dissent, or

(III)	otherwise are not entitled, for any reason, to be paid fair value for their Shares,

will be deemed to have participated in the Arrangement on the same basis as each non-dissenting Shareholder.

(c)	For greater certainty:

(i)	in no case shall the Corporation or the Purchaser be required to recognize any Shareholder referred to in Section 3.1(b) as Shareholders at and after Effective Time, and the names of such Shareholders shall be removed from the register of Shareholders as of the Effective Time, and the Purchaser will be recorded as the registered holder of the Common Shares and Preferred Shares so acquired and shall be deemed to be the legal and beneficial owner thereof free and clear of any Lien;

(ii)	in addition to any other restrictions under Division 2 of Part 8 of the BCA, none of the following shall be entitled to exercise Dissent Rights:

(I)	holders of Options,

(II)	holders of Warrants; and

(III)	holders of Shares who vote or have instructed a proxyholder to vote such Shares in favour of the Arrangement Resolutions (but only in respect of such Shares); and

(iii)	the names of the holders of the Options and the Warrants shall be removed from the registers of such Securities as of the Effective Time.

(d)	In no circumstances shall the Corporation, the Purchaser or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is a registered holder of those Shares in respect of which such rights are sought to be exercised.

ARTICLE 4

PAYMENT OF CONSIDERATION

4.1	Exchange of Certificates for Cash.

(a)	At or before the Effective Time, the Purchaser shall deposit with the Depositary for the benefit of holders of Common Shares and Preferred Shares, cash in the aggregate amount equal to the payments contemplated by Section 2.3. Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the transaction described in Section 2.3 represented outstanding Common Shares or Preferred Shares that were exchanged for cash, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary or the Purchaser may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and Purchaser shall cause the Depositary to deliver to such holder, a cheque (or other form of immediately available funds) representing the cash which such holder has the right to receive under the Arrangement for such Common Shares or Preferred Shares, less any amounts withheld pursuant to Section 5.1, and any certificate so surrendered shall forthwith be cancelled. The cash deposited with the Depositary shall be held in an interest-bearing account, and any interest earned on such funds shall be for the account of the Purchaser and under no circumstances will any interest be payable to holders of Common Shares or Preferred Shares.

(b)	Until surrendered as contemplated by this Section 4.1, each certificate which immediately prior to the transaction described in Section 2.3 represented Common Shares or Preferred Shares shall be deemed after such time to represent only the right to receive upon such surrender a cash payment in lieu of such certificate as contemplated in this Section 4.1, less any amounts withheld pursuant to Section 5.1. For greater certainty, as of the Effective Time, a holder of Common Shares or Preferred Shares’ right to receive cash under the Arrangement shall be satisfied only out of the amount deposited by the Purchaser with the Depositary pursuant to Section 4.1(a) and such holder shall have no further right or claim as against the Purchaser or the Corporation except to the extent the cash deposited by the Purchaser is insufficient to satisfy the amounts payable to the holders. Any certificate formerly representing Common Shares or Preferred Shares not duly surrendered on or before the Sixth Anniversary shall cease to represent a claim by or interest of any former holder of any kind or nature against or in the Corporation, Parent or the Purchaser. To the extent that a former holder of Common Shares or Preferred Shares shall not have complied with the provisions of this Section 4.1 on or before the Sixth Anniversary, then the consideration to which such former holder was entitled shall cease to represent a claim or interest of any kind or nature as a former holder and, on such date, subject to any applicable legislation relating to unclaimed personal property, such consideration shall be paid to the Purchaser by the Depositary and the interest of the former holder of Common Shares and Preferred Shares in such consideration to which it was entitled shall be terminated as of the Sixth Anniversary.

(c)	At or before the Effective Time, the Purchaser shall, on behalf of the Corporation, deposit with the Depositary for the benefit of holders of Options and Warrants, as applicable, the amount of cash required to satisfy the payment obligations of the Corporation pursuant to Section 2.3. Upon surrender to the Depositary for cancellation of the original certificates or other documentation evidencing the Options and Warrants which immediately prior to the transaction described in Section 2.3 represented outstanding Options or Warrants that were exchanged for cash, together with such additional documents and instruments as the Depositary, the Corporation or the Purchaser may reasonably require, the holder of such surrendered original certificates or documentation shall be entitled to receive in exchange therefor, and Corporation and the Purchaser shall cause the Depositary to deliver to such holder, a cheque (or other form of immediately available funds) representing the cash which such holder has the right to receive under the Arrangement for such Options or Warrants, less any amounts withheld pursuant to Section 5.1, and any certificate so surrendered shall forthwith be cancelled. The cash deposited with the Depositary shall be held in a separate interest-bearing account, and any interest earned on such funds shall be for the account of the Corporation and under no circumstances will any interest be payable to holders of Options or Warrants.

(d)	Until surrendered as contemplated by this Section 4.1, each document which immediately prior to the Effective Time evidenced a holder’s right to Options or Warrants shall be deemed after such time to represent only the right to receive upon such surrender a cash payment in lieu of such document as contemplated in this Section 4.1, less any amounts withheld pursuant to Section 5.1. For greater certainty, a holder’s right to receive cash under the Arrangement shall be satisfied only out of the amount deposited by the Purchaser on behalf of the Corporation with the Depositary pursuant to Section 4.1(c) and such holder shall have no further right or claim as against the Purchaser or the Corporation except to the extent the cash deposited by the Purchaser on behalf of the Corporation is insufficient to satisfy the amounts payable to such holders. Any such evidence of entitlement formerly representing Options or Warrants not duly surrendered on or before the Sixth Anniversary shall cease to represent a claim by or interest of any former holder of Options or Warrants of any kind or nature against or in the Corporation, Parent or the Purchaser. To the extent that a former holder of Options or Warrants shall not have complied with the provisions of Section 4.1 hereof on or before the Sixth Anniversary, then the consideration to which such former holder was entitled shall cease to represent a claim or interest of any kind or nature as a former holder and, on such date, subject to any applicable legislation relating to unclaimed personal property, such consideration shall be paid to the Corporation by the Depositary and the interest of the former holder of Options and Warrants in such consideration to which it was entitled shall be terminated as of the Sixth Anniversary.

(e)	Any payment made by way of cheque by the Depositary on behalf of the Purchaser or the Corporation that has not been deposited or has been returned to the Depositary or the Corporation or that otherwise remains unclaimed, in each case, on or before the Sixth Anniversary, and any right or claim to payment hereunder that remains outstanding on the Sixth Anniversary shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the consideration for Common Shares, Preferred Shares, Options or Warrants, as the case may be, pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Purchaser or the Corporation, as applicable, for no consideration.

4.2	Lost Certificates

In the event any certificate or document which immediately prior to the Effective Time represented one or more outstanding Common Shares or Preferred Shares or evidenced a holder’s rights to Options, or Warrants that were exchanged pursuant to Section 2.3 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or evidence to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, cash deliverable in accordance with such holder’s Letter of Transmittal or other required documentation under Section 4.1(c). When authorizing such payment in exchange for any lost, stolen or destroyed certificate representing Common Shares, the Person to whom such cash is to be delivered shall as a condition precedent to the delivery of such cash, give a bond satisfactory to (i) the Purchaser or Parent, and (ii) the Depositary, in such sum as the Purchaser may direct, or otherwise indemnify the Purchaser, the Parent and the Corporation in a manner satisfactory to the Purchaser and the Corporation, against any claim that may be made against the Purchaser, the Parent and the Corporation with respect to the certificate or evidence alleged to have been lost, stolen or destroyed. When authorizing such payment in exchange for any lost, stolen or destroyed certificate or document representing Options, Warrants or Preferred Shares, the Person to whom such cash is to be delivered shall as a condition precedent to the delivery of such cash, give a bond satisfactory to (i) the Purchaser or Parent, and (ii) the Depositary, in such sum as the Purchaser may direct, or otherwise indemnify the Purchaser, the Parent and the Corporation in a manner satisfactory to the Purchaser and the Corporation, against any claim that may be made against the Purchaser, the Parent and the Corporation with respect to the certificate or evidence alleged to have been lost, stolen or destroyed.

ARTICLE 5

WITHHOLDING RIGHTS

5.1	Withholding Rights.

Purchaser, Corporation and Depositary shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Arrangement (including, without limitation, any amounts payable pursuant to Section 2.3) to any holder of Securities such amount as Purchaser, Corporation or Depositary is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, the Income Tax Act (Canada) or any provision of state, local, provincial or foreign tax law, in each case as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

ARTICLE 6

AMENDMENT

6.1	Amendment

(a)	The Corporation may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time; provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by Parent and Purchaser, (iii) filed with the Court and, if made following the Meeting, approved by the Court, and (iv) communicated to Shareholders and holders of other Securities if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Corporation at any time prior to the Meeting (provided that Parent and Purchaser shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meeting shall be effective only if (i) it is consented to by each of the Corporation, Parent and Purchaser (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by Shareholders at a subsequent special meeting of shareholders.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time unilaterally by Parent, provided that it concerns a matter that, in the reasonable opinion of Parent, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former holder of Shares or other holders of Securities.

ARTICLE 7

FURTHER ASSURANCES

7.1	Other Documents and Instruments

Notwithstanding that the transactions or events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further authorization, act or formality, the Corporation and Purchaser shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order further to document or evidence any of the transactions or events set out herein including any resolutions of directors authorizing the issue, exchange, transfer, purchase for cancellation or donation of shares and any share transfer powers evidencing the transfer of shares and any receipts therefor.

SCHEDULE B

FORM OF ARRANGEMENT RESOLUTION

BE IT RESOLVED as a Special Resolution that:

1.	the arrangement (the “Arrangement”) under Section 288 of the Business Corporations Act (British Columbia) (“BCA”) involving Cytiva Software Inc. (the “Corporation”) as more particularly described and set forth in the Corporation’s management information circular dated —, 2011 accompanying the notice of this meeting (the “Circular”) as the Arrangement may be modified or amended, and all transactions contemplated thereby, is hereby authorized, approved and adopted;

2.	the plan of arrangement (the “Plan of Arrangement”), the full text of which is set out as Appendix — to the Circular, (as the Plan of Arrangement may be or may have been modified or amended), is hereby authorized, approved and adopted;

3.	the acquisition agreement for plan of arrangement made as of January 31, 2011 between the Corporation, Taleo Acquisition Corp. and Taleo Corporation (the “Acquisition Agreement”), and the actions of the directors of the Corporation in approving the Arrangement and in executing and delivering the Acquisition Agreement, and any amendments, modifications, supplements or variations thereto made in accordance with the terms of the Acquisition Agreement, is hereby ratified, confirmed and approved;

4.	notwithstanding that this resolution has been duly passed by the shareholders of the Corporation or that the Arrangement has received approval of the Supreme Court of British Columbia, the board of directors of the Corporation may, without further notice to or approval of the Corporation’s shareholders, amend or terminate the Acquisition Agreement or the Plan of Arrangement or revoke this resolution or not proceed with the Arrangement and related transactions at any time prior to the Effective Date of the Arrangement; and

5.	any one or more officers or directors of the Corporation is hereby authorized, for and on behalf of the Corporation to execute, with or without the corporate seal, and, if appropriate, deliver all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the taking of any such action.